UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12
Eventbrite, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

eventbrite

2024

Notice of Annual Meeting of Shareholders and Proxy Statement

Eventbrite, Inc.
95 Third Street, 2nd Floor
San Francisco, CA 94103
April 25, 2024
Dear Eventbrite Shareholders:
We are pleased to invite you to attend Eventbrite, Inc.'s 2024 Annual Meeting of Shareholders, which will take place online via a live interactive audio webcast on June 6, 2024 at 8:00 a.m. Pacific Time. By hosting our Annual Meeting virtually, we are able to expand access to our global community of shareholders, promote open communication and lower costs.
Your vote is important. Whether or not you plan to attend the Annual Meeting, please be sure to vote. Voting instructions can be found on page 7 of the proxy statement.
On behalf of our Board of Directors and our executive team, thank you for your ongoing support and continued interest in Eventbrite.
Sincerely,
Julia Hartz
Co-Founder and Chief Executive Officer

Notice of 2024 Annual Meeting
of Shareholders
Meeting Details

Date Thursday, June 6, 2024	Time 8:00 a.m. Pacific Time	Place www.virtualshareholdermeeting.com/EB2024	Record Date Monday, April 8, 2024

Meeting Agenda
We are holding our Annual Meeting for the following purposes, which are more fully described in the accompanying proxy statement:

1	to elect Pilar Manchón, Sean Moriarty, and Naomi Wheeless as Class III directors to serve until the 2027 annual meeting of shareholders and until their successors are duly elected and qualified, subject to their earlier resignation or removal;
2	to approve an amendment to the Company’s Amended and Restated Certificate of Incorporation to limit monetary liability of certain officers as permitted by law;
3	to ratify the appointment of Moss Adams LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2024;
4	to approve, on a non-binding advisory basis, the compensation of our named executive officers; and
5	to transact any other business that may properly come before the Annual Meeting.
Your vote is important. Shareholders of record at the close of business on April 8, 2024 are entitled to notice of and to vote at our Annual Meeting, as set forth in our proxy statement. Whether or not you plan to attend the meeting, please ensure that your shares are voted at the Annual Meeting by signing and returning a proxy card or by using our Internet or telephonic voting system.
Julia Taylor
General Counsel
April 25, 2024
Important Notice Regarding the Availability of Proxy Materials for the 2024 Annual Meeting of Shareholders to be Held on June 6, 2024: The Notice Regarding the Availability of Proxy Materials is first being mailed on or about April 25, 2024 to shareholders entitled to vote at the Annual Meeting. The proxy statement and the annual report to shareholders are available at www.virtualshareholdermeeting.com/EB2024.

Special Note Regarding Forward-Looking Statements
This proxy statement (“Proxy Statement”) contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that involve substantial risks and uncertainties. Forward-looking statements generally relate to future events or our future financial or operating performance. In some cases, you can identify forward-looking statements because they contain words such as "may," "will," "appears," "shall," "should," "expects," "plans," "anticipates," "could," "intends," "target," "projects," "contemplates," "believes," "estimates," "predicts," "potential," or "continue," or the negative of these words or other similar terms or expressions that concern our expectations, strategy, plans or intentions. Forward-looking statements contained in this Proxy Statement include, but are not limited to, statements about our impact programs and initiatives, including those related to the environment, our Corporate Social Responsibility Report, our business plans, and our market position and strategy.
The outcome of the events described in these forward-looking statements is subject to known and unknown risks, uncertainties, and other factors, including those described in our filings with the Securities and Exchange Commission (the “SEC”), including our Annual Report on Form 10-K for the year ended December 31, 2023. We caution you that the foregoing list may not contain all of the forward-looking statements made in this Proxy Statement. You should not rely upon forward-looking statements as predictions of future events.
All forward-looking statements are based on information and estimates available to us at the time of this Proxy Statement and are not guarantees of future performance. We undertake no obligation to update any forward-looking statements made in this Proxy Statement to reflect events or circumstances after the date of this Proxy Statement or to reflect new information or the occurrence of unanticipated events, except as required by law.

Proxy Statement Summary
This summary highlights selected financial, corporate governance and executive compensation information that is presented in greater detail elsewhere in this Proxy Statement. This summary does not contain all of the information you should consider, and we encourage you to read the entire Proxy Statement carefully before voting.
Meeting Details

Date Thursday, June 6, 2024	Time 8:00 a.m. Pacific Time	Place www.virtualshareholdermeeting.com/EB2024	Record Date Monday, April 8, 2024

Voting Recommendations

Proposals		Recommendation	Page

1	the election of Pilar Manchón, Sean Moriarty, and Naomi Wheeless as Class III directors and until their successors are duly elected and qualified, subject to their earlier resignation or removal;	"FOR"	11
2	the approval of an amendment to the Company’s Amended and Restated Certificate of Incorporation to limit monetary liability of certain officers as permitted by law;	"FOR"	27
3	the ratification of the appointment of Moss Adams LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2024; and	"FOR"	29
4	the approval, on a non-binding advisory basis, of the compensation of our named executive officers.	"FOR"	63
Ways to Vote

Internet Vote by Internet at www.proxyvote.com, 24 hours a day, seven days a week, until 11:59 p.m. Eastern Time on June 5, 2024;	Phone Vote by toll-free telephone at 1-800-690-6903, until 11:59 p.m. Eastern Time on June 5, 2024;	Mail Vote by completing and mailing your proxy card (if you received printed proxy materials); or	During the Meeting Vote by Internet during the Annual Meeting at www.virtualshareholdermeeting.com/EB2024.

2023 Business Highlights

$326M	850K+	300M	5M+
net revenue	creators	free and paid tickets	events

Eventbrite	2024 Proxy Summary Statement	1

Proxy Statement Summary
In 2023, we advanced our marketplace strategy, powering over $3.5 billion in gross ticket sales for the year. Our two-sided, demand-generating marketplace enables creators and consumers to invent, discover and enjoy live experiences at scale. Over 850,000 creators listed events on Eventbrite during 2023, trusting our technology and products to seamlessly and reliably connect them to their audiences. Most meaningfully, we upgraded the creator experience by making our full suite of social media and email marketing tools available to promote any event by any creator listed on Eventbrite. We plan to continue to build on this strong foundation in 2024 by attracting in-demand creators and events, elevating the consumer experience, and furthering our demand generation capabilities, to position Eventbrite as a leading destination for live events and drive ticket volume and financial growth and returns.
About Eventbrite
Eventbrite, Inc.’s ("Eventbrite," the "Company," "we" or "our") mission is to bring the world together through live experiences. Since inception, we have been at the center of the experience economy, helping transform the way people discover and organize events. Our two-sided marketplace connects millions of creators and consumers every month to share their passions, artistry, and causes through live experiences. Creators use our highly-scalable self-service ticketing and marketing tools to plan, promote, and sell tickets to their events and event seekers use our website and mobile application to discover and purchase tickets to experiences they love.
In 2023, Eventbrite creators hosted over 5 million free and paid events, issuing over 300 million tickets on our global marketplace which resulted in over $3.5 billion dollars in gross ticket sales for the year. As more creators and consumers view Eventbrite as a trusted marketplace for live events, we believe we can drive more ticket sales and enhance our market position.
Impact at Eventbrite
Our mission is to bring the world together through live experiences, and it’s because of this mission and the way we operate as corporate citizens that we believe that we are bringing people and communities together in meaningful ways while focusing on building long-term value for our shareholders.
In April 2023, we published our first Corporate Responsibility Report, which details programs and initiatives across our operations that support our goal of fostering connection and exemplify our commitment to our creator communities, our employees, who we call Britelings, our corporate governance, and our environmental impact. The report contains an appendix with both a priorities assessment and matrices aligning our disclosure with the Sustainability Accounting Standards Board (SASB) Internet Media & Services Sector standards. Our Corporate Responsibility Report is available on our website eventbrite.com/l/impact and investor.eventbrite.com. The contents posted on, or accessible through, our websites are not incorporated by reference in this Proxy Statement or in any other report or document we file with the SEC and may be revised by us at any time and from time to time. A selection of our impact highlights are provided below.

2	2024 Proxy Summary Statement	Eventbrite

Proxy Statement Summary
Leadership and Corporate Governance
Executive Team
We believe we have built a strong and effective executive team, with a diversity of experience and depth of expertise. With a combined tenure of more than 40 years of operating in a C-level capacity at companies comparable to ours, we believe this team has the breadth and depth to set strategic vision and make critical decisions that will benefit the business for the long-term.

Our Executive Officers	Julia Hartz Co-Founder and Chief Executive Officer Lanny Baker Chief Financial Officer	Ted Dworkin Chief Product Officer Julia Taylor General Counsel	Vivek Sagi Chief Technology Officer

Director Nominees and Continuing Directors
The following table provides summary information about each of our director nominees and continuing directors. Please see pages 12 to 16 for more information.

Name	Age	Eventbrite Director Since	Independent	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee

Nominees for election at the 2024 Annual Meeting (Class III)
Pilar Manchón	51	2023	Yes	●
Sean Moriarty Lead Independent Director	54	2010	Yes	●	●
Naomi Wheeless	42	2020	Yes			●
Directors continuing in office until the 2025 Annual Meeting (Class I)
Jane Lauder	50	2018	Yes			«
April Underwood	44	2022	Yes	●
Directors continuing in office until the 2026 Annual Meeting (Class II)
Katherine August-deWilde	76	2016	Yes		«	●
Julia Hartz	44	2016	No
Helen Riley	48	2018	Yes	«	●
« Chair ● Member

Eventbrite	2024 Proxy Summary Statement	3

Proxy Statement Summary
Corporate Governance Strengths
We believe that effective corporate governance practices are essential to a well-run business and should be tailored to a company’s operations. We strive to implement thoughtful corporate governance practices that are aligned with our business and the long-term interests of our shareholders.
Our corporate governance practices include:
•except for our Chief Executive Officer and Chairman, all directors on the Board of Directors (“Board”) are independent
•a lead independent director
•all Board committee members are independent
•regular executive sessions of independent directors
•a diverse Board of sophisticated and engaged directors with different areas of relevant expertise
•an active role in risk management oversight by our Board
•annual Board and committee self-evaluations overseen by the Nominating and Corporate Governance Committee
•robust Code of Business Conduct and Ethics applicable to directors, officers and employees
•periodic reviews of our corporate governance structure, including committee charters, Corporate Governance Guidelines and Code of Business Conduct and Ethics, to help ensure they are appropriate for a company of our size and stage of development
•rigorous management evaluation process
•Compensation Committee oversight of executive succession planning
•policy of no hedging or pledging of Eventbrite securities for current employees and directors

4	2024 Proxy Summary Statement	Eventbrite

Voting and Meeting Information
What is the purpose of this Proxy Statement?
We are furnishing this Proxy Statement to you because the Board of Eventbrite is inviting you to vote by soliciting your proxy at our 2024 Annual Meeting of Shareholders (“Annual Meeting”) which will take place online on June 6, 2024 at 8:00 a.m. Pacific Time.
This Proxy Statement summarizes information that is intended to assist you in making an informed vote on the proposals described in this Proxy Statement.
The approximate date we are first sending the Notice of Annual Meeting and accompanying proxy materials to shareholders, or sending a Notice Regarding the Availability of Proxy Materials and posting the proxy materials, is April 25, 2024.
What matters are being voted on at the Annual Meeting?
You are being asked to vote on:
•the election of three Class III directors to serve until the 2027 annual meeting of shareholders and until their successors are duly elected and qualified;
•the approval of an amendment to the Company’s Amended and Restated Certificate of Incorporation to limit monetary liability of certain officers as permitted by law;
•a proposal to ratify the appointment of Moss Adams LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2024;
•a non-binding advisory vote to approve the compensation of our named executive officers (the “Say-on-Pay Vote”); and
•any other business as may be properly brought before the Annual Meeting.
How does the Board recommend I vote on these proposals?
The Board recommends a vote:
•“FOR” the election of Pilar Manchón, Sean Moriarty, and Naomi Wheeless as Class III directors and until their successors are duly elected and qualified;
•“FOR” the approval of an amendment to the Company’s Amended and Restated Certificate of Incorporation to limit monetary liability of certain officers as permitted by law;
•“FOR” the ratification of the appointment of Moss Adams LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2024; and
•“FOR” the approval, on a non-binding advisory basis, of the compensation of our named executive officers.
Who is entitled to vote?
Holders of either class of our common stock as of the close of business on April 8, 2024, the record date for the Annual Meeting (the "Record Date"), may vote at the Annual Meeting. As of the close of business on April 1, 2024, there were 83,825,888 shares of our Class A common stock and 15,661,433 shares of our Class B common stock outstanding. Our Class A common stock and Class B common stock will vote as a single class on all matters described in this Proxy Statement for which your vote is being solicited. Shareholders are not permitted to cumulate votes with respect to the election of directors. Each share of Class A common stock is entitled to one vote on each proposal and each share of Class B common stock is entitled to 10 votes on each proposal. Our Class A common stock and Class B common stock are collectively referred to in this Proxy Statement as our "common stock.”

Eventbrite	2024 Proxy Summary Statement	5

Voting and Meeting Information
Registered Shareholders. If shares of our common stock are registered directly in your name with our transfer agent, you are considered the shareholder of record with respect to those shares, and the Notice of Annual Meeting (“Notice”) was provided to you directly by us. As the shareholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or to vote live at the Annual Meeting. Throughout this Proxy Statement, we refer to these registered shareholders as "shareholders of record."
Street Name Shareholders. If shares of our common stock are held on your behalf in a brokerage account or by a bank or other nominee, you are considered to be the beneficial owner of shares that are held in "street name," and the Notice was or will be forwarded to you by your broker or nominee, who is considered the shareholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, bank or other nominee how to vote your shares. Beneficial owners are also invited to attend the Annual Meeting. However, since a beneficial owner is not the shareholder of record, you may not vote your shares of our common stock live at the Annual Meeting unless you follow your broker's procedures for obtaining a legal proxy. If you request a printed copy of our proxy materials by mail, your broker, bank or other nominee will provide a voting instruction form for you to use. Throughout this Proxy Statement, we refer to shareholders who hold their shares through a broker, bank or other nominee as "street name shareholders."
What do I need to be able to attend the Annual Meeting online?
We will be hosting our Annual Meeting via live webcast only. Any shareholder can attend the Annual Meeting live online at www.virtualshareholdermeeting.com/EB2024. The webcast will start at 8:00 a.m. Pacific Time on June 6, 2024. Shareholders may vote and ask questions while attending the Annual Meeting online. In order to attend the Annual Meeting, you will need the 16-digit control number, which is located on your Notice, on your proxy card or in the instructions accompanying your proxy materials. Instructions on how to participate in the Annual Meeting are also posted online at www.proxyvote.com.
How many votes are needed to approve each proposal?
Proposal One: The election of directors requires a plurality of the voting power of the shares of our common stock present in person or represented by proxy at the Annual Meeting and entitled to vote thereon to be approved. "Plurality" means that the nominees who receive the largest number of votes cast "FOR" such nominees are elected as directors. As a result, any shares not voted "FOR" a particular nominee, whether as a result of a withhold vote or a broker non-vote (i.e., where a broker has not received voting instructions from the beneficial owner and for which the broker does not have discretionary power to vote on a particular matter) will not be counted in such nominee's favor and will have no effect on the outcome of the election.
Proposal Two: The approval of an amendment to the Company’s Amended and Restated Certificate of Incorporation to limit monetary liability of certain officers as permitted by law requires the affirmative vote of a majority of the voting power of the shares of our common stock outstanding as of the record date. Abstentions and broker non-votes are considered shares present and entitled to vote on this proposal, and thus, will have the same effect as a vote "Against" this proposal.
Proposal Three: The ratification of the appointment of Moss Adams LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2024 requires the affirmative vote of a majority of the voting power of the shares of our common stock present in person or represented by proxy at the Annual Meeting and entitled to vote thereon to be approved. Abstentions are considered shares present and entitled to vote on this proposal, and thus, will have the same effect as a vote "Against" this proposal. This proposal is considered a routine matter, and brokers are therefore permitted to exercise discretionary voting authority and vote shares held by them if the beneficial owners of the shares do not provide voting instructions.
Proposal Four: The approval, on a non-binding advisory basis, of the compensation of our named executive officers requires the affirmative vote of a majority of the voting power of the shares of our common stock present in person or represented by proxy at the Annual Meeting and entitled to vote thereon. Abstentions are considered shares present and entitled to vote on this proposal, and thus, will have the same effect as a vote “Against” this proposal. Broker non-votes will have no effect on the outcome of this proposal.

6	2024 Proxy Summary Statement	Eventbrite

Voting and Meeting Information
What is the quorum requirement?
A quorum is the minimum number of shares required to be present or represented by proxy at the Annual Meeting to properly hold an annual meeting of shareholders and conduct business under our second amended and restated bylaws (our “bylaws”) and Delaware law. The presence, in person or represented by proxy, of a majority of the voting power of all issued and outstanding shares of our common stock entitled to vote on the Record Date will constitute a quorum at the Annual Meeting. Abstentions, withhold votes and broker non-votes are counted as shares present and entitled to vote for purposes of determining a quorum.
How do I vote?
If you are a shareholder of record, there are four ways to vote:
1.by Internet at www.proxyvote.com, 24 hours a day, seven days a week, until 11:59 p.m. Eastern Time on June 5, 2024 (have your Notice or proxy card in hand when you visit the website);
2.by toll-free telephone at 1-800-690-6903, until 11:59 p.m. Eastern Time on June 5, 2024 (have your Notice or proxy card in hand when you call);
3.by completing and mailing your proxy card (if you received printed proxy materials); or
4.by Internet during the Annual Meeting. Instructions on how to attend and vote at the Annual Meeting are described at www.virtualshareholdermeeting.com/EB2024.
In order to be counted, proxies submitted by telephone or Internet must be received by 11:59 p.m. Eastern Time on June 5, 2024. Proxies submitted by U.S. mail must be received before the start of the Annual Meeting.
If you are a street name shareholder, please follow the instructions from your broker, bank or other nominee to vote by Internet, telephone or mail. Street name shareholders may not vote via the Internet at the Annual Meeting unless they receive a legal proxy from their respective brokers, banks or other nominees.
Can I change my vote?
Yes. If you are a shareholder of record, you can change your vote or revoke your proxy any time before the Annual Meeting by:
•notifying our Corporate Secretary, in writing, at Eventbrite, Inc., 95 Third Street, 2nd Floor, San Francisco, California 94103 before the vote is counted;
•voting again using the telephone or Internet before 11:59 p.m. Eastern Time on June 5, 2024 (your latest telephone or Internet proxy is the one that will be counted); or
•attending and voting during the Annual Meeting. Simply logging into the Annual Meeting will not, by itself, revoke your proxy.
If you are a street name shareholder, you may revoke any prior voting instructions by contacting your broker, bank or nominee.
What is the effect of giving a proxy?
Proxies are solicited by and on behalf of our Board. Julia Hartz, Lanny Baker and Julia Taylor have been designated as proxy holders by our Board. When proxies are properly dated, executed and returned, the shares represented by such proxies will be voted at the Annual Meeting in accordance with the instructions of the shareholder. If no specific instructions are given, however, the shares represented by proxies will be voted in accordance with the recommendations of our Board as described above. If any matters not described in this Proxy Statement are properly presented at the Annual Meeting, the proxy holders will use their own judgment to determine how to vote the shares represented by proxies. If the Annual Meeting is adjourned, the proxy holders can vote the shares represented by proxies on the new Annual Meeting date as well, unless you have properly revoked your proxy instructions, as described above.

Eventbrite	2024 Proxy Summary Statement	7

Voting and Meeting Information
What is the effect of abstentions and broker non-votes?
Votes withheld from any nominee, abstentions and broker non-votes are counted as present for purposes of determining the presence of a quorum. Shares voting "withheld" have no effect on the election of directors. Abstentions have the same effect as a vote "against" the approval of an amendment to the Company’s Amended and Restated Certificate of Incorporation, the ratification of the appointment of Moss Adams LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2024 and the Say-on-Pay Vote.
Brokerage firms and other intermediaries holding shares of our common stock in street name for their customers are generally required to vote such shares in the manner directed by their customers. In the absence of timely directions, your broker will have discretion to vote your shares on our sole "routine" matter, the proposal to ratify the appointment of Moss Adams LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2024. Absent direction from you, your broker will not have discretion to vote on Proposal One (election of directors), Proposal Two (approval of an amendment to our Amended and Restated Certificate of Incorporation), or Proposal Four (Say-on-Pay Vote), which are "non-routine" matters.
Why did I receive a Notice of Internet Availability of Proxy Materials instead of a full set of proxy materials?
In accordance with the rules of the SEC, we have elected to furnish our proxy materials, including this Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2023 filed with the SEC on February 27, 2024 (“2023 Annual Report”), primarily via the Internet. On or about April 25, 2024, we will mail to our shareholders a Notice that contains instructions on how to access our proxy materials on the Internet, how to vote at the meeting and how to request printed copies of the proxy materials and 2023 Annual Report. Shareholders may request to receive all future proxy materials in printed form by mail or electronically by email by following the instructions contained in the Notice. We encourage shareholders to take advantage of the availability of our proxy materials on the Internet to help reduce the environmental impact and cost of our annual meetings of shareholders.
Where can I find the voting results of the Annual Meeting?
We will announce preliminary voting results at the Annual Meeting. We will also disclose voting results on a Current Report on Form 8-K that we will file with the SEC within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Current Report on Form 8-K within four business days after the Annual Meeting, we will provide preliminary voting results in the Current Report on Form 8-K and will provide the final results in an amendment to the Current Report on Form 8-K within four business days after they become available.
Who is soliciting proxies for the Annual Meeting?
Our Board is soliciting proxies for use at the Annual Meeting. All expenses associated with this solicitation will be borne by us. We will reimburse brokers or other nominees for reasonable expenses that they incur in sending our proxy materials to you if a broker, bank or other nominee holds shares of our common stock on your behalf. In addition, our directors and employees may also solicit proxies in person, by telephone or by other means of communication. Our directors and employees will not be paid any additional compensation for soliciting proxies.
I share an address with another shareholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?
We have adopted a procedure called "householding," which is permitted by SEC rules. Under this procedure, we deliver a single copy of the Notice and, if applicable, our proxy materials to multiple shareholders who share the same address, unless we have received contrary instructions from one or more of such shareholders. This procedure reduces our printing costs, mailing costs and fees. Shareholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written or oral request, we will deliver promptly a separate copy of the Notice and, if applicable, our proxy materials to any

8	2024 Proxy Summary Statement	Eventbrite

Voting and Meeting Information
shareholder at a shared address to which we delivered a single copy of any of these materials. To receive a separate copy, or, if a shareholder is receiving multiple copies, to request that we only send a single copy of the Notice and, if applicable, our proxy materials, such shareholder may contact us at (415) 692-7779 or:
Eventbrite, Inc.
Attention: Investor Relations
95 Third Street, 2nd Floor
San Francisco, California 94103
Street name shareholders may contact their broker, bank or other nominee to request information about householding.
What is the deadline to propose actions for consideration at next year’s annual meeting of shareholders or to nominate individuals to serve as directors?
Shareholder Proposals
Shareholders may present proper proposals for inclusion in our proxy statement and for consideration at next year's annual meeting of shareholders by submitting their proposals in writing to our Corporate Secretary in a timely manner. For a shareholder proposal to be considered for inclusion in our proxy statement for the 2025 annual meeting of shareholders, our Corporate Secretary must receive the written proposal at our principal executive offices not later than December 26, 2024. In addition, shareholder proposals must comply with the requirements of Rule 14a-8 under the Exchange Act regarding the inclusion of shareholder proposals in company-sponsored proxy materials. Shareholder proposals should be addressed to:
Eventbrite, Inc.
Attention: Corporate Secretary
95 Third Street, 2nd Floor
San Francisco, California 94103
Our bylaws also establish an advance notice procedure for shareholders who wish to present a proposal before an annual meeting of shareholders but do not intend for the proposal to be included in our proxy statement. Our bylaws provide that the only business that may be conducted at an annual meeting of shareholders is business that is (i) specified in our notice of annual meeting given by or at the direction of our Board, (ii) if not specified in a notice of annual meeting, otherwise brought before such annual meeting by or at the direction of our Board, or (iii) otherwise properly brought before such annual meeting by a shareholder present in person who (a) is a shareholder of record both at the time of the giving of notice required by our bylaws, (b) is entitled to vote at such annual meeting and (c) has delivered timely written notice in proper form to our Corporate Secretary, which notice must contain the information specified in our bylaws, in all applicable respects. Please see below for information regarding how to obtain a copy of our bylaws.
To be timely for the 2025 annual meeting of shareholders, our Corporate Secretary must receive the notice in proper written form at our principal executive offices:
•not earlier than February 6, 2025; and
•not later than March 8, 2025.
In the event that we hold the 2025 annual meeting of shareholders more than 30 days prior to or more than 60 days after the one-year anniversary of the date of the Annual Meeting, then, for notice by the shareholder to be timely, it must be so delivered to, or mailed and received by, our Corporate Secretary not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of (i) the 90th day prior to such annual meeting or (ii) the tenth day following the day on which public announcement of the date of such annual meeting is first made by us.
If a shareholder who has properly notified us of his, her or its intention to present a proposal at an annual meeting of shareholders does not appear present in person to present the proposal at such annual meeting, we are not required to present the proposal for a vote at such annual meeting.

Eventbrite	2024 Proxy Summary Statement	9

Voting and Meeting Information
Nomination of Director Candidates
Holders of our common stock may propose director candidates for consideration by our Nominating and Corporate Governance Committee. Any such recommendations should include the nominee's name and qualifications for membership on our Board and should be directed to our Corporate Secretary at the address set forth above. For additional information regarding shareholder recommendations for director candidates, see the section titled "Information Regarding the Board and Corporate Governance—Director Nomination Process—Shareholder Recommendations and Nominees."
In addition, our bylaws establish an advance notice procedure for shareholders who wish to nominate directors for election at an annual meeting of shareholders. To nominate a director, the shareholder must provide the information required by our bylaws. In addition, the shareholder must provide timely notice in proper written form to our Corporate Secretary in accordance with our bylaws, which, in general, require that the notice be delivered to, or mailed and received by, our Corporate Secretary within the time periods described above under the section titled "Shareholder Proposals" for shareholder proposals that are not intended to be included in a proxy statement. In addition to satisfying the foregoing requirements under our bylaws, to comply with the universal proxy rules, shareholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act.
Availability of Bylaws
A copy of our bylaws is available via the SEC's website at http://www.sec.gov. You may also contact our Corporate Secretary at the address set forth above for a copy of the relevant bylaw provisions regarding the requirements for making shareholder proposals and nominating director candidates.
Why is this Annual Meeting being held virtually?
We are excited to embrace the latest technology to provide ease of access, real-time communication and cost savings for our shareholders and our company. Hosting a virtual meeting provides easy access for our shareholders and facilitates participation because shareholders can participate from any location around the world.
You will be able to participate in the Annual Meeting of shareholders online and submit your questions during the meeting by visiting www.virtualshareholdermeeting.com/EB2024. You will also be able to vote your shares electronically prior to or during the Annual Meeting.

10	2024 Proxy Summary Statement	Eventbrite

Proposal One
Election of Directors
Our Board currently has nine members, and our Board reduced the authorized size of our Board to eight effective as of the Annual Meeting. In accordance with our Amended and Restated Certificate of Incorporateion (the "Certificate"), our Board is divided into three staggered classes of directors, with one class elected each year at the annual meeting of shareholders for a term of three years. At the Annual Meeting, three existing Class III directors are standing for re-election for a term that will expire in 2027.
The Board has nominated Pilar Manchón, Sean Moriarty, and Naomi Wheeless for election as Class III directors at the Annual Meeting.
Each director is elected by a plurality of the voting power of the shares of our common stock present in person or represented by proxy at the Annual Meeting and entitled to vote thereon. Withhold votes and broker non-votes will have no effect on this proposal. The three director nominees receiving the highest number of “FOR” votes will be elected to hold office until the 2027 annual meeting of shareholders and until their successors are duly elected and qualified, subject to their earlier resignation or removal.
Each of the nominees is a current Class III director and member of our Board and has consented to serve, if elected. We have no reason to believe that any of the nominees will be unwilling or unable to serve if elected as a director. If, however, any nominee is unable or unwilling to serve at the time of the Annual Meeting, the persons named as proxies may vote for a substitute nominee chosen by our independent Board members present at the meeting. In the alternative, the proxies may vote only for the remaining nominees, leaving a vacancy on our Board. Our Board may fill such vacancy at a later date or reduce the authorized size of our Board.

The Board of Directors recommends that you vote “FOR” the election of each of the director nominees named above.

Eventbrite	2024 Proxy Summary Statement	11

Proposal One
Information Regarding Director Nominees and Current Directors
The biographies of each of the nominees and continuing directors contain information regarding each such person's service as a director, business experience, director positions held currently or at any time during the last five years and the experiences, qualifications, attributes or skills that caused our Board to determine that the person should serve as a director of our Company.
Nominees for Election to a Three-Year Term Expiring at the 2027 Annual Meeting of Shareholders

Pilar Manchón Age: 51 | Director Since: 2023

Ms. Manchon has served on our Board since August 2023. Since October 2019, she has served as the Senior Director of Engineering, Research Strategy, Strategy & Tech at Google Research, and Alphabet, Inc., a multinational technology company, where she’s leading efforts to develop artificial intelligence and influence its regulation internationally. From July 2018 to August 2019 she served as the Vice President of Engineering for Conversational AI at Roku, and prior to her role at Roku served as a Director of Cognitive Interfaces at Amazon.com. She currently serves on several private boards of directors as well as a strategic advisor to the governments of Andalusia and Spain on matters of artificial intelligence.
We believe that Ms. Manchón is qualified to serve as a member of our Board due to her leadership experience in emerging technologies and leadership positions in multinational technology companies.

Independent Director: Yes Committees: •Audit

Sean Moriarty Lead Independent Director | Age: 53 | Director Since: 2010

Mr. Moriarty has served on our Board since January 2010. Since April 2023, Mr. Moriarty has served as the chief executive officer of Primer, an artificial intelligence company. From August 2014 to April 2023, Mr. Moriarty served as the chief executive officer of Leaf Group, a wholly owned subsidiary of Graham Holdings. Prior to its acquisition by Graham Holdings in June 2021, Mr. Moriarty served on the board of directors of Leaf Group, from August 2014 to June 2021. Mr. Moriarty previously served as the chief executive officer of Saatchi Online, which operated Saatchi Art, an online art gallery, from August 2013 to August 2014, prior to its acquisition by Leaf Group. From 2009 to 2012, Mr. Moriarty was an entrepreneur in residence at Mayfield Fund, a venture capital firm. From 2007 to 2009, Mr. Moriarty was president and chief executive officer of Ticketmaster, a live entertainment ticketing and marketing company, and he held various other positions at Ticketmaster from 2000 to 2006, including president, executive vice president, technology and chief operating officer. Mr. Moriarty served on the Ticketmaster board of directors from 2008 to 2009. Mr. Moriarty attended graduate school at Boston University and the University of South Carolina and holds a Bachelor of Arts in English from the University of South Carolina.
We believe that Mr. Moriarty is qualified to serve as a member of our Board due to his board and executive experience and his breadth of leadership experience.

Independent Director: Yes Committees: •Audit •Compensation

12	2024 Proxy Summary Statement	Eventbrite

Proposal One

Naomi Wheeless Age: 41 | Director Since: 2020

Ms. Wheeless has served on our Board since September 2020. From August 2017 to September 2023, Ms. Wheeless served as the Global Head of Customer Success at Square, a company that provides payments, financial and marketing services. From August 2014 to August 2017, Ms. Wheeless served as the Senior Vice President of Operations at Capital One, a financial holding company. Ms. Wheeless also previously served on the board of directors of two non-profit organizations. Ms. Wheeless holds a Master of Business Administration from American Intercontinental University and a Bachelor of Science from the Ohio State University.
We believe that Ms. Wheeless is qualified to serve as a member of our Board due to her leadership experience, including at a payments-based technology company.

Independent Director: Yes Committees: •Nominating and Corporate Governance
Directors Continuing in Office Until the 2025 Annual Meeting of Shareholders

Jane Lauder Age: 50 | Director Since: 2018

Ms. Lauder has served on our Board since November 2018. Since July 2020, Ms. Lauder has been the Executive Vice President of Marketing and Chief Data Officer at The Estée Lauder Companies. From April 2014 to June 2020, Ms. Lauder was the Global Brand President of Clinique, a skincare and cosmetics brand owned by The Estée Lauder Companies. Prior to that, Ms. Lauder served as Global President, General Manager of the Origins, Ojon and Darphin brands of Estée Lauder. From July 2008 until June 2010, Ms. Lauder served as Senior Vice President/General Manager of the Origins brand. Ms. Lauder began her career with Estée Lauder in 1996 at Clinique and served in various positions at Estée Lauder until July 2006, when she became Senior Vice President, Global Marketing for Clinique. Since 2009, she has served on the board of directors of The Estée Lauder Companies. Ms. Lauder holds a Bachelor of Arts in History from Stanford University.
We believe that Ms. Lauder is qualified to serve as a member of our Board because of her management and leadership experience serving on the board of directors of a public company.

Independent Director: Yes Committees: •Nominating and Corporate Governance (Chair)

Eventbrite	2024 Proxy Summary Statement	13

Proposal One

April Underwood Age: 44 | Director Since: 2022

Ms. Underwood has served on our Board since June 2022. She is co-founder and managing director of Adverb Ventures, a venture capital firm backing early-stage technology startups. In addition, she co-founded #ANGELS in March 2015, a woman owned and operated angel-investing collective focused on helping grow technology startups. From May 2020 to December 2021, Ms. Underwood was chief executive officer of Nearby, a platform of hyperlocal marketplaces, which she founded. From March 2018 to February 2019, she served as chief product officer at Slack Technologies, Inc., a cloud-based software company that builds professional collaboration tools. Prior to her service as chief product officer, Ms. Underwood served as vice president of product at Slack from June 2015 to March 2018. From April 2010 to February 2015, Ms. Underwood held various product and business development positions at Twitter, Inc., a social media and communications company, most recently as director of product. Prior to joining Twitter, Inc., Ms. Underwood held various product and engineering roles at Google, Travelocity, and Intel. Ms. Underwood has served on the board of directors of Zillow Group, a real estate technology company, since February 2017, and served on the board of directors of TPB Acquisition Corp., a blank check company, from February 2021 until February 2023, when it completed its business combination with Lavoro Limited, an agricultural inputs retailer in Brazil. Ms. Underwood holds a B.B.A. in Management Information Systems and Business Honors from The University of Texas at Austin, and an M.B.A. from The University of California at Berkeley (Haas).
We believe that Ms. Underwood is qualified to serve as a member of our Board because of her broad experience in technology product development and engineering as well as her experience in advising emerging technology companies on strategy development and execution.

Independent Director: Yes Committees: •Audit
Directors Continuing in Office Until the 2026 Annual Meeting of Shareholders

Katherine August-deWilde Age: 75 | Director Since: 2016

Ms. August-deWilde has served on our Board since February 2016. Ms. August-deWilde has served on the board of directors of Sunrun, a solar panel and energy company, since 2016. She also currently serves on the board of directors of a number of privately held companies. Ms. August-deWilde previously served as a board member of First Republic Bank, where she was President from 2007 to 2015. She is currently a member of the board of directors of Tipping Point Community and the San Francisco Accelerator Housing Fund. Ms. August-deWilde holds a Master of Business Administration from the Stanford Graduate School of Business and a Bachelor of Arts in History from Goucher College.
We believe that Ms. August-deWilde is qualified to serve as a member of our Board due to her leadership experience and experience serving on the boards of directors of public companies.

Independent Director: Yes Committees: •Compensation (Chair) •Nominating and Corporate Governance

14	2024 Proxy Summary Statement	Eventbrite

Proposal One

Julia Hartz Age: 44 | Director Since: 2016

Ms. Hartz co-founded our Company and has served as our Chief Executive Officer and a member of our Board since April 2016. From 2006 to April 2016, Ms. Hartz served as our President. Before founding Eventbrite, Ms. Hartz held several development executive roles at MTV Networks and Fox Networks Group. Ms. Hartz is currently a member of the board of directors of Four Seasons and a Henry Crown Fellow. Ms. Hartz holds a Bachelor of Arts in Telecommunications from Pepperdine University.
We believe that Ms. Hartz is qualified to serve as a member of our Board based on the perspective and experience she brings as our co-founder and Chief Executive Officer.

Independent Director: No

Helen Riley Age: 48 | Director Since: 2018

Ms. Riley has served on our Board since July 2018. Since 2014, Ms. Riley has served as the chief financial officer at X, a research and development company and subsidiary of Alphabet, Inc. From 2011 to 2013, Ms. Riley was the senior finance director of global marketing and global general and administration at Google, an Alphabet company. From 2013 to 2015, Ms. Riley was a finance director at Google, and she held various other positions in finance from 2003 to 2012. Ms. Riley currently serves on the board of directors of Marqeta, a private payment solutions company. Ms. Riley holds a Master of Business Administration from the Harvard Business School and a Bachelor of Arts in Philosophy, Politics and Economics and a Master of Arts from the University of Oxford.
We believe that Ms. Riley is qualified to serve as a member of our Board due to her knowledge of global finance and experience advising technology companies.

Independent Director: Yes Committees: •Audit •Compensation

Eventbrite	2024 Proxy Summary Statement	15

Proposal One
Director Skills Matrix
We believe that our directors possess the relevant skills and experience necessary to establish a well-functioning Board that effectively oversees our strategy and management.

Director Skills and Experience	Kevin Hartz	Sean Moriarty	Naomi Wheeless	Jane Lauder	Katherine August-deWilde	Julia Hartz	Helen Riley	April Underwood	Pilar Manchón

Financial expertise					●		●
Scaling growth companies	●	●	●	●	●	●	●
Commercial/revenue leadership		●		●	●
Operating experience	●	●	●	●	●	●	●	●	●
Product strategy expertise	●	●			●	●		●	●
International operating experience	●	●	●	●		●	●		●
Data Capabilities				●				●	●
Consumer growth strategy expertise	●		●	●	●			●
Marketplace experience	●	●	●		●
M&A strategy		●	●	●	●			●

16	2024 Proxy Summary Statement	Eventbrite

Information Regarding the Board and Corporate Governance
Board Leadership Structure
The positions of Chief Executive Officer and Chairman of our Board are currently separated. Kevin Hartz, one of our co-founders, serves as the Chairman of our Board, presides over meetings of our Board and holds such other powers and carries out such other duties as are customarily carried out by the Chairman of our Board. Mr. Hartz is not standing for reelection and will no longer serve as a director or as Chairman of our Board when his current term expires at the Annual Meeting. On March 21, 2024, upon the recommendation of the Nominating and Corporate Governance Committee of the Board, the Board appointed Julia Hartz, CEO and member of the Board, to serve as the Chair of the Board, effective June 6, 2024.
Our Board has adopted Corporate Governance Guidelines that provide that one of our independent directors may serve as our Lead Independent Director. Our Board has appointed Sean Moriarty to serve as our Lead Independent Director. As Lead Independent Director, Mr. Moriarty presides over periodic meetings of our independent directors, serves as a liaison between the Chairman of our Board and the independent directors and as a liaison between our Chief Executive Officer and the rest of the Board, and performs such additional duties as our Board may otherwise determine and delegate.
Board Diversity
In identifying and evaluating candidates for the Board, the Nominating and Corporate Governance Committee considers the diversity of the Board, which includes diversity of skills, experience and backgrounds as well as ethnic and gender diversity. We believe that our Board nominees reflect an appropriate mix of skills, experience and backgrounds, and strike the right balance of tenured and newer directors.
Board Oversight of Risk
Risk is inherent with every business, and we face a number of risks, including strategic, financial, business and operational, legal and compliance and reputational. We have designed and implemented processes to manage risk in our operations. Management is responsible for the day-to-day management of risks our Company faces, while our Board, as a whole and assisted by its committees, has responsibility for the oversight of risk management. In its risk oversight role, our Board has the responsibility to satisfy itself that the risk management processes designed and implemented by management are appropriate and functioning as designed.
Our Board believes that open communication between management and our Board is essential for effective risk management and oversight. Our Board meets with our Chief Executive Officer and other members of the senior management team at quarterly meetings of our Board, where, among other topics, they discuss strategy and risks facing our company, as well at such other times as they deemed appropriate.
While our Board is ultimately responsible for risk oversight, our Board committees assist our Board in fulfilling its oversight responsibilities in certain areas of risk. For example:
•the full Board oversees the management of risk related to our business strategy and operations, receives risk reports from our management team and committees and evaluates the risks inherent in significant transactions;
•our Audit Committee oversees the management of risks associated with financial reporting and disclosure controls and procedures, legal and regulatory compliance, financial exposure and risks associated with internal controls over financial reporting, liquidity, privacy and cyber security;

Eventbrite	2024 Proxy Summary Statement	17

Information Regarding the Board and Corporate Governance
•our Nominating and Corporate Governance Committee oversees the management of risks associated with Board organization, membership and structure, corporate governance and our environmental, social and governance initiatives, policies and practices; and
•our Compensation Committee oversees the management of risks associated with our compensation programs, plans, policies and practices for named executive officers and other employees and oversees executive succession planning.
Director Independence
Our Board assesses the independence of each of our directors at least annually, and has determined that other than Mr. and Ms. Hartz, all current directors and director nominees are independent in accordance with the listing standards of the New York Stock Exchange and the applicable rules and regulations of the SEC. Ms. Hartz is not considered independent because she is our Chief Executive Officer, and Mr. Hartz is not independent because he is married to Ms. Hartz and is our former Chief Executive Officer. In making these determinations, the Board considered the current and prior relationships that each non-employee director has with our Company and all other facts and circumstances our Board deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director, and the transactions involving them described in the section titled "Certain Relationships and Related Party Transactions."
In addition, the Board has determined that each member of our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee is independent and, in the case of the Audit Committee and the Compensation Committee, meets the heightened independence requirements applicable to each such committee in accordance with the listing standards of the New York Stock Exchange and the applicable rules and regulations of the SEC.
Board Meetings
Our Board met five times during 2023. Each director attended at least 75% of the total number of 2023 meetings of the Board and of each committee on which he or she served. We encourage all directors and director nominees to attend the Annual Meeting; however, attendance is not mandatory. All of our directors attended the 2023 Annual Meeting of Shareholders.
Board Committees
Our Board has established an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Members of these committees serve until their resignation or until as otherwise determined by our Board. Each committee operates under a written charter adopted by the Board, which is available at https://investor.eventbrite.com/. The composition and primary responsibilities of each of these committees is described below.

18	2024 Proxy Summary Statement	Eventbrite

Information Regarding the Board and Corporate Governance

Audit Committee Members(1): Pilar Manchón Sean Moriarty Helen Riley (Chair; Financial Expert) April Underwood Meetings in fiscal 2023: 8
The Audit Committee’s primary duties include:
•appointing, retaining, and determining the compensation of a qualified firm to serve as the independent registered public accounting firm to audit our financial statements;
•overseeing the independence and performance of the independent registered public accounting firm;
•reviewing the scope and results of the audit with the independent registered public accounting firm, and reviewing, with management and the independent registered public accounting firm, our interim and year-end results of operations;
•establishing procedures for employees to submit complaints and concerns anonymously about questionable accounting or auditing matters;
•considering the Company's major risk exposures, including financial, operational, privacy, security, cybersecurity, competition, legal, regulatory and accounting risk exposure, and the steps that the Company's management has taken to monitor and control such exposures;
•discussing the guidelines and policies that govern the process by which the Company's exposure to financial, accounting and financial statement risk is assessed and managed by management;
•reviewing and approving related party transactions;
•reviewing any major issues related to the adequacy of our internal control procedures and any special audit steps taken to deal with such issues; and
•approving or, as required, pre-approving, all audit and all permissible non-audit services, other than de minimis non-audit services, to be performed by the independent registered public accounting firm.

(1)Each member of our Audit Committee meets the requirements for independence under the listing standards of the New York Stock Exchange and SEC rules and regulations. Each member of our Audit Committee also meets the financial literacy and sophistication requirements of the listing standards of the New York Stock Exchange. Our Board has determined that Ms. Riley is an “audit committee financial expert” as such term is defined in Item 407 of Regulation S-K. Ms. Riley was appointed as Chair of the Audit Committee on March 21, 2024. Steffan Tomlinson served as Chair of our Audit Committee prior to his resignation from the Board on March 21, 2024.

Compensation Committee Members(1): Katherine August-deWilde (Chair) Sean Moriarty Helen Riley Meetings in fiscal 2023: 5
The Compensation Committee’s primary duties include(2):
•reviewing and approving the corporate goals and objectives to be considered in determining the compensation of the CEO;
•determining the compensation of the direct reports to the CEO and any other executive officers
•overseeing policies and plans related to compensation, recruiting and retention of our executive officers and key management personnel;
•reviewing and making recommendations to our Board regarding the compensation of the directors of the Company, including under equity compensation plans;
•reviewing and approving, or making recommendations to our Board, regarding incentive compensation and equity compensation plans;
•overseeing risks related to our broader compensation philosophy and practices applicable to all employees; and
•overseeing executive succession planning.

(1)Each member of our Compensation Committee meets the requirements for independence under the listing standards of the New York Stock Exchange and SEC rules and regulations.
(2)Pursuant to our 2018 Stock Option and Incentive Plan (the "2018 Plan"), our Compensation Committee may delegate to a committee consisting of one or more officers, all or part of its authority to approve certain grants of equity awards to certain individuals, subject to certain limitations including the amount of awards that can be granted pursuant to such delegated authority

Eventbrite	2024 Proxy Summary Statement	19

Information Regarding the Board and Corporate Governance

Nominating and Corporate Governance Committee Members(1): Katherine August-deWilde Jane Lauder (Chair) Naomi Wheeless Meetings in fiscal 2023: 4
The Nominating and Corporate Governance Committee’s primary duties include:
•identifying, evaluating and making recommendations to our Board regarding nominees for election to our Board;
•considering and making recommendations to our Board regarding the composition of our Board and its committees;
•reviewing and assessing the adequacy of our Corporate Governance Guidelines and Code of Business Conduct and Ethics and recommending any proposed changes to our Board;
•overseeing evaluations of the performance of our Board, committees, individual directors and management; and
•overseeing our efforts with regard to environmental, social and governance initiatives, policies and practices.

(1)Each member of our Nominating and Corporate Governance Committee meets the requirements for independence under the listing standards of the New York Stock Exchange and SEC rules and regulations.
Compensation Committee Interlocks and Insider Participation
During 2023 Mses. August-deWilde and Riley and Mr. Moriarty served on our Compensation Committee. No member of the Compensation Committee is, or was during or prior to 2023, an officer or employee of Eventbrite or any of its subsidiaries. None of our executive officers serves or served during 2023 as a director or member of the compensation committee of another entity where an executive officer of such other entity serves or served as a director of Eventbrite or member of the Compensation Committee.
Director Nomination Process
Identifying and Evaluating Nominees
Evaluation Process
The Board has delegated to the Nominating and Corporate Governance Committee the responsibility of identifying suitable candidates for nomination to the Board (including candidates to fill any vacancies that may occur) and assessing their qualifications in light of the policies and principles in our Corporate Governance Guidelines and the committee's charter. The Nominating and Corporate Governance Committee may gather information about the candidates through interviews, detailed questionnaires, comprehensive background checks or any other means that the Nominating and Corporate Governance Committee deems to be appropriate in the evaluation process. The Nominating and Corporate Governance Committee then meets as a group to discuss and evaluate the qualities and skills of each candidate, both on an individual basis and taking into account the overall composition and needs of the Board. Based on the results of the evaluation process, the Nominating and Corporate Governance Committee recommends candidates for the Board's approval as director nominees for election to the Board.
Qualifications
Our Nominating and Corporate Governance Committee uses a variety of methods for identifying and evaluating director nominees and will consider all facts and circumstances that it deems appropriate or advisable. In identifying and evaluating director candidates, our Nominating and Corporate Governance Committee will consider, among other factors:
•the current size and composition of the Board and the needs of the Board and Board committees;
•issues of character, ethics, integrity, judgment, diversity, independence, skills, education, expertise, business acumen, business experience, length of service and understanding of our business and industry;

20	2024 Proxy Summary Statement	Eventbrite

Information Regarding the Board and Corporate Governance
•diversity of background, which broadly includes differences of viewpoint, age, skill, gender, race and other individual characteristics;
•proven achievement and competence in their field, ability to assist and support our management team, ability to make significant contributions to our success and an understanding of the fiduciary responsibilities that are required of a director;
•sufficiency of time to perform their Board and committee responsibilities; and
•other factors, including conflicts of interests.
Shareholder Recommendations and Nominees
Shareholders may submit recommendations for director candidates to the Nominating and Corporate Governance Committee by sending the information set forth below to our Corporate Secretary at Eventbrite, Inc., 95 Third Street, 2nd Floor, San Francisco, California 94103, who will forward all recommendations to the Nominating and Corporate Governance Committee.
Pursuant to the policies and procedures for director candidates set forth in our Nominating and Corporate Governance Committee charter, shareholder recommendations for director candidates must include the following information:
•The name and address of record of the shareholder;
•A representation that the shareholder is a record holder of the Company’s securities or, if the shareholder is not a record holder, evidence of ownership in accordance with Rule 14a-8(b)(2) of the Exchange Act;
•The name, age, business and residential address, educational background, current principal occupation or employment, and principal occupation or employment for the preceding five full fiscal years of the recommended director candidate;
•A description of the qualifications and background of the recommended director candidate that addresses the criteria for Board membership approved by the Board from time to time and set forth in the Nominating and Corporate Governance Committee charter;
•A description of all arrangements or understandings between the shareholder and the recommended director candidate;
•The consent of the recommended director candidate (i) to be named in the proxy statement for the Company’s next meeting of shareholders and (ii) to serve as a director if elected at that meeting; and
•Any other information regarding the recommended director candidate that is required to be included in a proxy statement filed pursuant to the rules of the SEC.
The Nominating and Corporate Governance Committee will evaluate any candidates recommended by shareholders against the same criteria and pursuant to the same policies and procedures applicable to the evaluation of candidates proposed by directors or management.
Communications with the Board
Shareholders or other interested parties may contact the Board or one or more of our directors by mailing correspondence to our General Counsel via U.S. Mail or expedited delivery service to: Eventbrite, Inc., 95 Third Street, 2nd Floor, San Francisco, California 94103, Attn: Board of Directors c/o General Counsel. Our legal team, in consultation with appropriate members of our Board, will review all incoming communications and, if appropriate, will forward such communications to the appropriate member(s) of the Board, or if none is specified, to the Chairman of the Board.

Eventbrite	2024 Proxy Summary Statement	21

Information Regarding the Board and Corporate Governance
Corporate Governance Guidelines and Code of Business Conduct and Ethics
Our Board has adopted Corporate Governance Guidelines that address items such as the qualifications and responsibilities of our directors and director candidates and corporate governance policies and standards applicable to us in general. In addition, our Board has adopted a Code of Business Conduct and Ethics that applies to all of our employees, officers and directors including our chief executive officer, chief financial officer and other executive and senior financial officers. Copies of our Corporate Governance Guidelines and Code of Business Conduct and Ethics are available on our Internet website at https://investor.eventbrite.com and may also be obtained without charge by contacting our Corporate Secretary at Eventbrite, Inc., 95 Third Street, 2nd Floor, San Francisco, California 94103. We intend to disclose any amendments to our Code of Business Conduct and Ethics, or waivers of its requirements, on our website or in filings under the Exchange Act, as required by the applicable rules and exchange requirements. During the fiscal year ended December 31, 2023, no waivers were granted from any provision of the Code of Business Conduct and Ethics that are required to be disclosed.

22	2024 Proxy Summary Statement	Eventbrite

Director Compensation
Non-Employee Director Compensation Program
We maintain a non-employee director compensation policy that was amended effective June 8, 2023, and provides for the following:

Compensation Element(1)	Amount ($)

Annual retainer	35,000
Additional annual retainer as Lead Independent Director	15,000
Additional committee chair annual retainer
Audit Committee	25,000
Compensation Committee	15,000
Nominating and Corporate Governance Committee	10,000
Additional committee non-chair member annual retainer
Audit Committee	10,000
Compensation Committee	7,500
Nominating and Corporate Governance Committee	5,000
(1)Director Board and Committee retainers are paid quarterly in equal installments.
Non-employee directors are given the opportunity to elect to receive all or a portion of their cash retainer and committee fees in the form of an equity award of unrestricted stock having a grant date fair value equal to the amount (or portion of the amount) of such retainer and committee fees.
Our policy also provides that, upon initial election to our Board, each non-employee director will be granted equity with a value of $200,000 (the “Initial Grant”) in the form of RSUs. If a new non-employee director joins our Board on a date other than the date of our annual meeting of shareholders, such non-employee director will be granted a pro rata portion of the Initial Grant, based on the time between his or her appointment and our next annual meeting of shareholders. Further, on the date of each of our annual meetings of shareholders, each non-employee director who will continue as a non-employee director following such meeting will be granted equity with a value of $200,000 (the “Annual Grant”) in the form of RSUs. Prior to the June 8, 2023 amendment, the Initial Grant and the Annual Grant were each valued at $185,000, of which 75% was awarded in RSUs and 25% was awarded in stock options. The value of RSU awards under the policy is based on the closing price of the Company’s Class A common stock on the date of grant, and the value of option awards under the policy is determined based on the grant date fair value based on a Black-Scholes valuation of the Company’s Class A common stock with assumptions employed by the Company under ASC Topic 718. The Initial Grant and the Annual Grant will vest in full on the earlier of (i) the first anniversary of the grant date or (ii) our next annual meeting of shareholders, subject to continued service as a director through the applicable vesting date. Such awards are subject to full accelerated vesting upon a “sale event” as defined in the 2018 Stock Option and Incentive Plan.
Directors may receive additional compensation for performing duties assigned by the Board or its committees that are considered beyond the scope of the ordinary responsibilities of directors or committee members. No such additional compensation was paid in 2023.

Eventbrite	2024 Proxy Summary Statement	23

Director Compensation
Non-employee directors are given the opportunity to defer settlement of all of the RSUs they receive pursuant to an Initial Grant or Annual Grant pursuant to the terms and conditions of our policy, the 2018 Stock Option and Incentive Plan and the Non-Employee Directors’ Deferred Compensation Program (such RSUs elected for deferral, “deferred stock units”). Deferred stock units will generally be settled in shares of our Class A common stock in a single lump sum as soon as practicable (but in no event later than 30 days) after the end of the earlier to occur of the following: (i) 90 days after the non-employee director ceases to serve as a member of our Board and incurs a “separation from service” within the meaning of Section 409A of the Code, (b) the consummation of a sale event so long as such sale event constitutes a “change in the ownership or effective control of the company or in the ownership of a substantial portion of the assets of the company” within the meaning of Section 409A of the Code or (c) 90 days after the date of the non-employee director’s death.
Employee directors receive no additional compensation for their service as a director.
We reimburse all reasonable out-of-pocket expenses incurred by directors for their attendance at meetings of our Board or any committee thereof.
Director Compensation
The following table provides information regarding the total compensation that was earned by or paid to each of our non-employee directors for the year ended December 31, 2023. Directors who also serve as employees receive no additional compensation for their service as directors. During the fiscal year ended December 31, 2023, Ms. Hartz, our Chief Executive Officer, was an employee as well as a member of our Board and thus received no additional compensation for her services as a director. See the “2023 Summary Compensation Table” below for more information about Ms. Hartz’s compensation for the year ended December 31, 2023.
2023 Director Compensation Table

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2) ($)	All Other Compensation ($)	Total ($)

Katherine August-deWilde	55,000	215,724	—	270,724
Kevin Hartz	35,000	215,724	—	250,724
Jane Lauder	45,000	215,724	—	260,724
Pilar Manchón(3)	15,268	184,982	—	200,250
Sean P. Moriarty	67,500	215,724	—	283,224
Helen Riley	52,500	215,724	—	268,224
Steffan Tomlinson(4)	60,000	215,724	—	275,724
April Underwood(5)	41,250	215,724	—	256,974
Naomi Wheeless	35,000	215,724	—	250,724
(1)The amounts reported represent the annual cash retainer and committee fees paid to or earned by each of our non-employee directors for services in the year ended December 31, 2023 pursuant to our director compensation policy. Each non-employee director other than Katherine August-deWilde, April Underwood and Naomi Wheeless elected to receive all or a portion of such amounts in the form of unrestricted shares of our Class A common stock.
(2)The amounts reported represent (i) the aggregate grant date fair value of the RSUs awarded to our non-employee directors in the year ended December 31, 2023, calculated in accordance with Financial Accounting Standard Board Accounting Standards Codification Topic 718 (“ASC Topic 718”) and (ii) for each non-employee director who elected to receive all or a portion of their cash retainer and committee fees in the form of unrestricted shares of our Class A common stock, the excess of the grant date fair value of the unrestricted shares of our Class A Common Stock (calculated in accordance with ASC Topic 718) over the cash value of such retainer and committee fees. During 2023, each

24	2024 Proxy Summary Statement	Eventbrite

Director Compensation
non-employee director (other than Ms. Manchón) received a grant of 28,089 RSUs on June 8, 2023 with the grant date fair value shown in the table above. The assumptions used in calculating the grant date fair value of the RSUs reported in this column are set forth in Note 11 to our Consolidated Financial Statements included in our 2023 Annual Report. With respect to the RSUs, the amounts reported in this column reflect the accounting cost for the RSUs and do not correspond to the actual economic value that may be received by the director upon settlement of such RSUs. The RSUs are for shares of our Class A common stock, granted pursuant to our director compensation policy, and vest in full on the earlier of (i) the first anniversary of the grant date or (ii) our next annual meeting of shareholders, subject to the director’s continued service through such date. Notwithstanding the vesting schedule, such RSUs fully accelerate upon a “sale event,” as defined in the 2018 Plan. Mr. Moriarty and Mmes. Lauder, Manchón, Riley and Underwood elected to defer settlement of his or her annual RSU retainer award in the form of deferred stock units.
(3)Ms. Manchón was appointed to our Board effective August 1, 2023.
(4)Mr. Tomlinson resigned from our Board effective March 21, 2024.
(5)Ms. Underwood was appointed to our Audit Committee effective April 17, 2023.
As of December 31, 2023, our non-employee directors held the following outstanding equity awards:

Name	Shares Subject to Outstanding Options	Outstanding RSUs(1)

Katherine August-deWilde	36,470	28,089
Kevin Hartz	47,194	45,182
Jane Lauder	44,466	57,073
Pilar Manchón	—	16,650
Sean P. Moriarty	97,194	39,980
Helen Riley	311,513	57,073
Steffan Tomlinson	224,582	28,089
April Underwood	6,852	39,980
Naomi Wheeless	20,926	28,089
(1)Includes RSUs and deferred stock units.
Director Stock Ownership Guidelines
Our Board of Directors has adopted stock ownership guidelines for our non-employee directors, effective January 1, 2022 and amended as of July 23, 2023. Pursuant to these stock ownership guidelines, each current non-employee director and any newly appointed non-employee director is required to, by the later of January 1, 2027 (the date five years from the guidelines’ implementation date) or, for newly elected directors, the date five years from the date of his or her election to the Board, own shares of the Company’s common stock having an aggregate value (based on the higher of (i) the closing price of our stock on the trading day immediately preceding the calculation day or (ii) the 18 month average closing price prior to the date of calculation) at least equal to five times the amount of the annual cash retainer that we currently pay our non-employee directors, excluding any additional retainers paid for serving on committees. For purposes of this calculation, shares of the Company’s common stock held directly or indirectly by the non-employee director are included, including RSU awards (net of any purchase/exercise price or tax obligations), while any outstanding stock option awards are excluded. Until a director has satisfied his or her applicable guideline level, the applicable director is required to retain an amount equal to 25% of the shares (net of any purchase/exercise price or tax obligations) as a result of the exercise, vesting or settlement of any equity awards granted to such director.

Eventbrite	2024 Proxy Summary Statement	25

Audit Committee Report
Our Audit Committee is composed solely of independent directors as required by the listing standards of the New York Stock Exchange and rules and regulations of the SEC. Our Audit Committee operates under a written charter approved by our Board, which is available on our website at https://investor.eventbrite.com/. The Audit Committee reviews and assesses the adequacy of its charter and the Audit Committee's performance on an annual basis.
Management is responsible for establishing and maintaining internal controls and preparing our consolidated financial statements. Our independent registered public accounting firm is responsible for performing an independent audit of our consolidated financial statements. It is the responsibility of the Audit Committee to oversee these activities. It is not the responsibility of the Audit Committee to prepare Eventbrite’s financial statements. This is the responsibility of management.
In performing its oversight function, the Audit Committee has:
•reviewed and discussed the audited financial statements with management and our independent registered public accounting firm for the fiscal year ended December 31, 2023, Moss Adams LLP (“Moss Adams”);
•discussed with Moss Adams the matters required to be discussed by Auditing Standard No. 1301 “Communications with Audit Committees,” as adopted by the Public Company Accounting Oversight Board ("PCAOB"); and
•received the written disclosures and the letter from Moss Adams required by applicable requirements of the PCAOB regarding the independent accountant's communications with the Audit Committee concerning independence, and has discussed with Moss Adams its independence.
Based on the Audit Committee's review and discussions with management and Moss Adams, the Audit Committee recommended to the Board that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2023 for filing with the SEC.
Respectfully submitted by the members of the Audit Committee of the Board:
Helen Riley (Chair)
Pilar Manchón
Sean Moriarty
April Underwood
This report of the Audit Committee is required by the SEC and, in accordance with the SEC's rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act, or under the Exchange Act, except to the extent that we specifically incorporate this information by reference, and will not otherwise be deemed "soliciting material" or "filed" under either the Securities Act or the Exchange Act.

26	2024 Proxy Summary Statement	Eventbrite

Proposal Two
Approval of Amendment to Amended and Restated Certificate of Incorporation to Limit the Liability of Certain Officers as Permitted by Delaware Law
Our board of directors has unanimously adopted and declared advisable, and resolved to recommend to the Company’s shareholders that they approve and adopt, an amendment to our Certificate to add a new provision for the elimination of monetary liability of certain officers of the Company in certain circumstances (the “Proposed Amendment”). The current exculpation protections available to the directors pursuant to Article VIII of the Certificate will remain unchanged as a result of the Proposed Amendment, and, if approved, the Proposed Amendment will add a new Article XI to our Certificate to provide for the officer exculpation. The following description is a summary only and is qualified in its entirety by reference to Appendix A to this Proxy Statement.
Purpose and Effect of the Proposed Amendment
Pursuant to and consistent with Section 102(b)(7) of the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended (the “DGCL”), the Certificate already eliminates the monetary liability of directors for breaches of the duty of care to the extent permitted by the DGCL. Effective August 1, 2022, Section 102(b)(7) of the DGCL was amended to permit Delaware corporations to include in their certificates of incorporation limitations of monetary liability for certain officers.
While the Certificate currently eliminates the monetary liability of directors for breach of their fiduciary duty to the fullest extent permitted by the DGCL, and the Proposed Amendment would do the same for certain officers, it is important to note that the DGCL does not, and the Proposed Amendment would not eliminate liability for:
•any breach of duty of loyalty to the Company or its shareholders;
•any actions or omissions not made or taken in good faith or which involve intentional misconduct or a knowing violation of the law; or
•any transaction from which the director or officer derived an improper personal benefit.
In addition, the Proposed Amendment does not permit the limitation of liability of certain officers of the Company in any derivative action. The officers that would be exculpated are (i) the Company’s chief executive officer, president, chief operating officer, chief financial officer, chief legal officer, controller, treasurer or chief accounting officer, (ii) individuals who are or were identified in our public filings as the most highly compensated officers of the Company, and (iii) individuals who, by written agreement with the Company, consented to be identified as officers for purposes of accepting service of process.
Our Board believes that it is important to extend exculpation protection to officers, to the fullest extent permitted by the DGCL, in order to better position the Company to attract and retain qualified and experienced officers. In the absence of such protection, such individuals might be deterred from serving as officers due to exposure to personal liability and the risk of incurring substantial expense in defending lawsuits, regardless of merit. Aligning the protections available to our officers with those available to our directors to the extent such provisions are available under the DGCL would empower officers to exercise their business judgment in furtherance of shareholder interests without the potential for distraction posed by the risk of personal liability.

Eventbrite	2024 Proxy Summary Statement	27

Proposal One
Taking into account the narrow class and type of claims for which officers would be exculpated, and the benefits our board of directors believes would accrue to the Company and its shareholders - enhancing our ability to attract and retain talented officers and potentially reducing future litigation costs associated with frivolous lawsuits - our Board determined that the Proposed Amendment is in the best interest of the Company and its shareholders.
Effectiveness and Vote Required
The Company’s officers will receive the protections from liability afforded by the Proposed Amendment effective upon the Company filing the Certificate of Amendment setting forth the Proposed Amendment with the Delaware Secretary of State, which we anticipate doing as soon as practicable following shareholder approval of the Proposed Amendment. Our Board reserves the right to elect to abandon the Proposed Amendment at any time before it becomes effective even if it is approved by our shareholders. If our shareholders do not approve the Proposed Amendment, the Certificate will remain unchanged, our officers will not be entitled to exculpation under the DGCL, and a Certificate of Amendment setting forth the Proposed Amendment will not be filed with the Delaware Secretary of State.
Approval of the Proposed Amendment requires the affirmative vote of the holders of a majority of the voting power of the outstanding shares of our common stock.

The Board of Directors recommends that you vote “FOR” the proposed amendment to our amended and restated certificate of incorporation to limit the liability of certain officers as permitted by law.

28	2024 Proxy Summary Statement	Eventbrite

Proposal Three
Ratification of the Appointment of Independent Registered Public Accounting Firm
The Audit Committee has appointed Moss Adams as our independent registered public accounting firm for 2024 and recommends that shareholders vote to ratify that appointment.
Moss Adams acted as our independent registered public accounting firm in 2023. We expect representatives of Moss Adams to be present at our Annual Meeting to respond to appropriate questions from shareholders and to make a statement if he or she so chooses.
This proposal is decided by the affirmative vote of a majority of the voting power of the shares of our common stock present in person or represented by proxy at the Annual Meeting and entitled to vote thereon. In the event that this proposal is not approved, our Audit Committee will reconsider whether or not to retain Moss Adams. Even if the appointment is ratified, our Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of shareholders.
On April 17, 2023, in connection with the selection of Moss Adams, the Audit Committee dismissed PricewaterhouseCoopers LLP (“PwC”) as the Company’s independent registered public accounting firm, effective as of that date. The audit report of PwC on the Company’s financial statements as of the fiscal years ended December 31, 2022 and 2021 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles. During the fiscal years ended December 31, 2022 and 2021 and through April 17, 2023, there were: (i) no disagreements within the meaning of Item 304(a)(1)(iv) of Regulation S-K between the Company and PwC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, any of which, if not resolved to PwC’s satisfaction, would have caused PwC to make reference thereto in their reports, and (ii) no “reportable events” within the meaning of Item 304(a)(1)(v) of Regulation S-K, except for the material weakness in the Company’s internal control over financial reporting previously reported in Part II, Item 9A “Controls and Procedures” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, related to the lack of an effectively designed control activity over the presentation of unrealized foreign currency transaction gains and losses and effects of exchange rate changes on cash, cash equivalents and restricted cash within the Company’s consolidated statements of cash flows. The Company previously provided PwC with a copy of the above disclosures as included in its Current Report on Form 8-K filed with the SEC on April 20, 2023 announcing the appointment of Moss Adams, and PwC furnished a letter stating that it agreed with the disclosures contained therein.
During the fiscal years ended December 31, 2022 and 2021 and through April 17, 2023, neither the Company nor anyone acting on its behalf consulted with Moss Adams regarding: (i) the application of accounting principles to a specific transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements, and neither a written report nor oral advice was provided to the Company that Moss Adams concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing or financial reporting issue, (ii) any matter that was the subject of a disagreement within the meaning of Item 304(a)(1)(iv) of Regulation S-K, or (iii) any “reportable event” within the meaning of Item 304(a)(1)(v) of Regulation S-K.

Eventbrite	2024 Proxy Summary Statement	29

Proposal Three
Fees and Services of Our Independent Registered Public Accounting Firm

Fee Category	Fiscal 2023 ($)	Fiscal 2022(5) ($)

Audit Fees(1)	1,659,422	2,497,850
Audit-Related Fees(2)	—	—
Tax Fees(3)	—	299,891
All Other Fees(4)	—	6,500
Total Fees	1,659,422	2,804,241
(1)Audit Fees consist of fees for professional services provided in connection with the audit of our annual consolidated financial statements and internal control over financial reporting and the review of our quarterly condensed consolidated financial statements.
(2)Audit-Related Fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and not reported under "Audit Fees."
(3)Tax Fees consist of fees for professional services for tax compliance, tax advice and tax planning. These permissible tax services include consultation on tax matters and assistance regarding federal, state and international tax compliance.
(4)All Other Fees consist of aggregate fees billed for products and services provided by the independent registered public accounting firm other than those disclosed above, which include subscription fees paid for access to online accounting research software applications and data.
(5)Our Independent Registered Public Accounting Firm in 2022 was PricewaterhouseCoopers LLP.
Pre-Approval Policies and Procedures
The Audit Committee is required to pre-approve all audit and permissible non-audit services to be provided by our independent registered public accounting firm. As part of its review, the Audit Committee also considers whether the categories of pre-approved services are consistent with the rules on accountant independence of the SEC and the Public Company Accounting Oversight Board. The Audit Committee pre-approved all of the services described above.

The Board of Directors recommends that you vote “FOR” the ratification of the appointment of Moss Adams LLP as the company's independent registered public accounting firm for 2024.

30	2024 Proxy Summary Statement	Eventbrite

Executive Officers
The table below provides information about each of our executive officers as of April 8, 2024. Each of our executive officers is appointed by and serves at the discretion of our Board. Other than Mr. and Ms. Hartz, who are husband and wife, there are no family relationships among any of our directors or executive officers. Ms. Hartz’s biographical information is provided in the section titled “Information Regarding Director Nominees and Current Directors ― Directors Continuing in Office until the 2026 Annual Meeting of Shareholders.”

Our Executive Officers	Julia Hartz Co-Founder and Chief Executive Officer Lanny Baker Chief Financial Officer	Ted Dworkin Chief Product Officer Julia Taylor General Counsel	Vivek Sagi Chief Technology Officer

Lanny Baker. Mr. Baker has served as our Chief Financial Officer since September 2019. Prior to joining Eventbrite, Mr. Baker served as chief financial officer of Yelp Inc., a technology platform for local business reviews, from May 2016 to August 2019. Prior to joining Yelp, Mr. Baker served as chief executive officer and president of ZipRealty, Inc., an online real estate brokerage and technology company, from September 2010 through March 2016. He also served as executive vice president and chief financial officer of ZipRealty from December 2008 to September 2010. ZipRealty was acquired by Realogy Holdings, Inc. in August 2014. From June 2007 to December 2008, Mr. Baker was an independent investor. From March 2005 to June 2007, he served as senior vice president and chief financial officer of Monster Worldwide, Inc., which operates the employment website monster.com. From 1993 to 2005, Mr. Baker held various positions at Salomon Brothers (subsequently Salomon Smith Barney, then Citigroup), including managing director in the Equity Research Department.
Mr. Baker served as a member of the board of directors of Leaf Group, a publicly-traded diversified consumer Internet company, from April 2019 to August 2020, and as a member of the Leaf Group audit committee from May 2020 to July 2020. Mr. Baker previously served on the board and chaired the audit and nominating and corporate governance committees of XO Group, Inc., a life stage consumer Internet and media company, from November 2005 to December 2018, when it was acquired by WeddingWire, Inc. He also served as a director and chairman of the audit committee of HomeAway, Inc., an online vacation rental company, from 2011 to December 2015, when it was acquired by Expedia, Inc. Mr. Baker holds a B.A. from Yale College.
Ted Dworkin. Mr. Dworkin has served as our Chief Product Officer since January 2023. Prior to joining Eventbrite, Mr. Dworkin held various leadership positions at Sonos, an audio entertainment device and technology company, from September 2017 to December 2022, including as Senior Vice President, Product Management and Customer Experience from June 2020 to December 2022, Vice President, Software Product Management from May 2019 to May 2020 and as Senior Director of Product Management from September 2017 to May 2019. Prior to joining Sonos, Mr. Dworkin held various leadership positions during the course of his 23 year tenure at Microsoft, a technology company.
Mr. Dworkin holds two B.A.s from the University of Washington.

Eventbrite	2024 Proxy Summary Statement	31

Executive Officers
Vivek Sagi. Mr. Sagi has served as our Chief Technology Officer since August 2020. Prior to joining Eventbrite, Mr. Sagi served as chief technology officer of RetailMeNot, a global savings and coupon company, from August 2018 to July 2020. Prior to joining RetailMeNot, Mr. Sagi held leadership positions at Amazon, first as the chief technology officer of Woot.com, an Amazon company, from July 2013 to June 2015, and then as the global head of product and engineering for Amazon Business Procurement Solutions, from June 2015 to June 2018. From March 2012 to July 2013, Mr. Sagi was a technology consultant advising Assurant and Vungle. He also served as chief product and technology officer for newBrandAnalytics from January 2011 to February 2012. newBrandAnalytics was acquired by Sprinklr in June 2015. From April 2009 to February 2011 Mr. Sagi was the general manager and a board member for ServiceLive Inc., a Sears Holdings company. Mr. Sagi was co-founder and head of product development for GlobalRoads from September 2005 to March 2009.
Mr. Sagi holds a Bachelors of Technology from the Indian Institute of Technology, a Masters of Science from Penn State University and a MBA from The Wharton School.
Julia Taylor. Ms. Taylor has served as our General Counsel since January 2020. Ms. Taylor joined Eventbrite in August 2013 and has held various legal roles, including as Associate General Counsel from October 2017 to January 2020, Senior Corporate Counsel from August 2015 to September 2017 and as Corporate Counsel from August 2013 to July 2015. Prior to joining Eventbrite, Ms. Taylor was an associate at the law firm Latham & Watkins LLP.
Ms. Taylor has served as a member of the advisory board of the Smithsonian Institution - National Postal Museum since September 2020. Ms. Taylor holds an A.B. from Brown University and a J.D. from University of California, Berkeley, School of Law.

32	2024 Proxy Summary Statement	Eventbrite

Executive Compensation
Compensation Discussion and Analysis
This Compensation Discussion and Analysis focuses on the 2023 compensation of the following executive officers (the “named executive officers” or “NEOs”) and describes the executive compensation program and pay decisions for our NEOs, listed below:

Our Named Executive Officers	Julia Hartz Co-Founder and Chief Executive Officer Lanny Baker Chief Financial Officer	Ted Dworkin Chief Product Officer Julia Taylor General Counsel	Vivek Sagi Chief Technology Officer

2023 Performance Highlights
In 2023, we advanced our marketplace strategy, powering over $3.5 billion in gross ticket sales for the year. Our two-sided, demand-generating marketplace enables creators and consumers to invent, discover and enjoy live experiences at scale. Over 850,000 creators listed events on Eventbrite during 2023, trusting our technology and products to seamlessly and reliably connect them to their audiences. Most meaningfully, we upgraded the creator experience by making our full suite of social media and email marketing tools available to promote any event by any creator listed on Eventbrite. We plan to continue to build on this strong foundation in 2024 by attracting in-demand creators and events, elevating the consumer experience, and furthering our demand generation capabilities, to position Eventbrite as a leading destination for live events and drive ticket volume and financial growth and returns.
2023 Compensation Highlights
Consistent with our compensation philosophy, our key compensation decisions for 2023 included the following:
•Base Salaries. The 2023 base salaries and target bonuses for our named executive officers were set based on a number of considerations, including reference to the amounts paid or established for such compensation elements by our compensation peer group. Ms. Hartz, Mr. Baker, Mr. Sagi and Ms. Taylor received base salary increases effective April 1, 2023 of 3.1%, 3.4%, 3.4% and 5.3%, respectively, to improve internal pay equity, reflect their continued growth in their roles and to align more closely with the market.
•Annual Cash Incentives. The 2023 bonus targets for our named executive officers were increased to align more closely with the market. The following bonus target changes were approved at the March 2023 Compensation Committee meeting for the 2023 plan year: Ms. Hartz from 50% to 65%, Messrs. Baker and Sagi from 50% to 60% and Mr. Dworkin and Ms. Taylor from 50% to 55% of their eligible base salary. For 2023 performance, we achieved revenue and adjusted EBITDA goals between threshold and target for our annual cash incentive program, which resulted in our Compensation Committee awarding cash incentive payouts to each named executive officer in an amount equal to 95% of his or her respective bonus target.
•Long-Term Incentives. In 2023, we granted stock options, restricted stock units (“RSUs”) and performance-based restricted stock units (“PSUs”) to our named executive officers. We believe these vehicles effectively align the long-term interests of our named executive officers with those of our shareholders by linking the value delivered to our executives to the value of our common stock. In addition, restricted stock units complement our equity compensation program by providing stability, aligning with share price performance and helping us to achieve our retention objectives.

Eventbrite	2024 Proxy Summary Statement	33

Executive Compensation
Executive Compensation Philosophy and Practices
Eventbrite’s goal is to maintain an executive compensation program that is competitive, pays for performance, motivates and retains executives, and builds long-term shareholder value. Our executive compensation program is designed to:
•Reward performance - link our executive pay to their individual performance and the financial performance of the Company;
•Emphasize stock-based compensation - effectively align our executives’ interests with those of our shareholders by providing a majority of annual compensation in long-term equity incentives that correlate with the growth of sustainable long-term value for our shareholders; and
•Maintain a competitive program - attract, motivate, incentivize and retain critical talent who contribute to the long-term success of the Company while holding executives accountable to our strategy and values.
Executive Compensation Governance Key Features
We maintain the following compensation governance best practices, which establish strong safeguards for our shareholders and further enhance the alignment of the interests of our executives and shareholders:

✓	What We Do	x	What We Don’t Do

✓	Ensure that a significant portion of our executive pay is performance based and “at risk”	X	No excise tax gross-ups on severance or other payments upon a change of control

✓	Place caps on annual cash incentives and payout opportunities	X	No hedging or pledging of our company stock

✓	Grant long-term incentives with multi-year vesting periods	X	No executive pension or supplemental retirement plans

✓	Perform a risk assessment of our executive compensation programs annually	X	No perquisites or personal benefits to our named executive officers not generally provided to all other employees

✓	Maintain stock ownership guidelines for our executive officers and Board of Directors	X	No “single trigger” change of control arrangements

✓	Maintain clawback policy

✓	Engage regularly with our shareholders and receive feedback on executive compensation

Shareholder Engagement and 2023 Say-on-Pay Vote
The Compensation Committee values the feedback of our shareholders. At our 2023 annual meeting, approximately 79% of the votes were cast “For” our 2023 Say-on-Pay proposal. Although this was a non-binding advisory vote, the Committee takes the results of this vote seriously and sought opportunities to understand the driver of the 2023 Say-on-Pay result. We continued our practice of actively engaging with shareholders to discuss the strategic direction and performance of the Company, our executive compensation program, and environmental, social and governance matters.

34	2024 Proxy Summary Statement	Eventbrite

Executive Compensation
In response to shareholder feedback about our historic burn rate and stock-based compensation expense, we made the following change effective for 2023 and 2024 executive compensation:
•Significantly reduced the annual equity value awarded to our CEO and other NEOs to manage burn rate and conserve share usage.
In addition, to continue to strengthen the alignment of our executive compensation program with the interests of our shareholders, we introduced PSUs into our annual equity awards at a weight of 30%. Effective for 2024 annual equity awards, we increased the weight of PSUs from 30% to 40%.
Elements of Our Executive Compensation Program
The primary elements of our executive compensation program and the main objectives of each are:

Pay Element	Design	Links to Business and Talent Strategy

Base Salary	•Fixed cash compensation, to account for experience, industry knowledge, scope of responsibility and annual performance •Reviewed annually and adjusted as appropriate	•Attracts and retains talented executives, recognizes individual roles and responsibilities

Annual Cash Incentive	•Payable based on achievement of annual company performance objectives	•Motivates and rewards our NEOs for the achievement of short-term annual financial performance objectives

Long-Term Incentive	•Delivered to our NEOs in a combination of RSUs, PSUs and stock options	•Aligns executives’ interests with our shareholders’ interests •Emphasizes the importance of our long-term financial performance •Attracts and retains talented executives in a competitive labor market

In addition, our named executive officers are eligible to participate in our health and welfare programs and our 401(k) plan on the same basis as our other employees. We also provide certain post-employment compensation (change in control and severance payments and benefits), which aid in attracting and retaining executive talent and help our named executive officers to remain focused and dedicated during potential transition periods that may result in a change in control of the Company. Each of these elements of compensation for 2023 is described further below.
Base Salaries
The base salary of each named executive officer is an important part of his or her total compensation package, and is set at a level intended to reflect his or her respective position and responsibilities. Base salary is the principal fixed component of our executive compensation program.
In March 2023, the Compensation Committee conducted its annual review of compensation and determined to increase the base salaries of Ms. Hartz, Messrs. Baker and Sagi and Ms. Taylor effective April 1, 2023. These increases reflect their continued growth in their roles and expansion of their responsibilities and align them closer to the market for their positions. Mr. Dworkin's salary remained the same given his January 2023 start date.

Eventbrite	2024 Proxy Summary Statement	35

Executive Compensation
Our named executive officers’ 2023 annual base salaries were as follows:

Named Executive Officer	2023 Annual Base Salary(1) ($)	2022 Annual Base Salary ($)	Increase as Compared to 2022 (%)

Julia Hartz	490,000	475,000	3.1
Lanny Baker	445,000	430,000	3.4
Ted Dworkin	400,000	n/a	n/a
Vivek Sagi	445,000	430,000	3.4
Julia Taylor	400,000	380,000	5.3
(1)Commencing April 1, 2023
The actual base salaries earned by our named executive officers for 2023 are as set forth in the “2023 Summary Compensation Table” below.
2023 Annual Incentive Plan
We maintain the Annual Incentive Plan (the “Bonus Plan”) to provide for variable cash incentives designed to motivate our executive officers, including our named executive officers, for achieving our corporate strategic priorities. Under the Bonus Plan, our named executive officers are eligible to earn cash bonuses based on the named executive officer’s target bonus and the achievement of pre-established financial objectives.
In March 2023, our Compensation Committee approved the increased targets for our named executive officers as well as the design for our 2023 Bonus Plan. Under the 2023 Bonus Plan, each named executive officer was eligible to receive a bonus targeted as follows: Ms. Hartz at 65%, Messrs. Baker and Sagi at 60% and Mr. Dworkin and Ms. Taylor at 55% of their eligible base salary, an increase from their 2022 bonus targets of 50%. Additionally, under the plan, the bonus would be funded in accordance with the table below, with straight-line interpolation used between funding levels.

	Threshold	97%	Target	103%	Maximum

Payout (as a percentage of target payout)	50%	97%	100%	103%	200%
Bonus payouts were calculated as the product of the named executive officer’s target cash incentive bonus opportunity and a payout percentage based on attainment of pre-established company-wide financial goals established in March 2023. The financial performance payout percentage was determined based on the Company’s achievement of revenue and adjusted EBITDA goals for 2023, weighted 85% and 15% respectively. Below threshold performance for either 2023 revenue or adjusted EBITDA goals would result in no bonus payout. The Compensation Committee determined that revenue and adjusted EBITDA were the appropriate measures for the Company’s 2023 bonus plan because these metrics drive Eventbrite’s creation of long-term value for our shareholders.

36	2024 Proxy Summary Statement	Eventbrite

Executive Compensation
The financial performance objectives and 2023 results for the Company were as follows:

Performance Measures ($ In Millions)	Weight	Threshold	97%	Target	103%	Maximum	2023 Results	Weighted 2023 Payout Results by Measure

Net revenue	85%	$272M	$330M	$340M	$350M	$408M	$326M	80%
Adjusted EBITDA(1)	15%	$11M	$33M	$37M	$42M	$57M	$39M	15%
(1)Adjusted EBITDA is a non-GAAP measure and represents net loss adjusted to exclude depreciation and amortization, stock-based compensation expense, interest income, interest expense, loss on debt extinguishment, employer taxes related to employee equity transactions, other income (expense), net, and income tax provision (benefit). Adjusted EBITDA should not be considered as an alternative to net loss or any other measure of financial performance calculated and presented in accordance with GAAP. For the purpose of the Bonus Plan, the Company also excludes non-routine and other items such as restructuring costs, reserve releases and litigation settlements.
As a result of the achievement on both the revenue and adjusted EBITDA, as set forth above, the performance goals were achieved at 95% of target (after giving effect to weighting) and Ms. Hartz, Messrs. Baker, Dworkin and Sagi and Ms. Taylor were awarded annual cash incentive bonuses at 95% of the target.

Named Executive Officer	2023 Earned Base Salary ($)	2023 Bonus Target (%)	2023 Bonus Target ($)	Company Achievement Results (%)	2023 Bonus Payout ($)

Julia Hartz	486,301	65%	316,096	95%	300,291
Lanny Baker	441,301	60%	264,781	95%	251,542
Ted Dworkin	374,795	55%	206,137	95%	195,830
Vivek Sagi	441,301	60%	264,781	95%	251,542
Julia Taylor	395,069	55%	217,288	95%	206,424
Long-Term Incentive Compensation
We believe that long-term incentive compensation in the form of equity awards provides our named executive officers with a strong link to our long-term performance, creates an ownership culture and helps to align the interests of our named executive officers with our shareholders. Accordingly, our Board and/or Compensation Committee periodically reviews the equity awards held by our named executive officers, and on an annual basis, grants equity awards in our Class A common stock to them.
In March 2023, our Compensation Committee (or, with respect to Ms. Hartz, our Board of Directors) granted annual equity awards to our named executive officers pursuant to our 2018 Plan.
The Compensation Committee determined the values of the annual equity awards following consideration of the competitive market data provided by its compensation consultant, our named executive officers’ unvested equity holdings, individual performance and internal parity. Given our stock price at the time of grant, the Compensation Committee lowered the aggregate grant value and aligned the RSU vesting period with the rest of the Company to 2 years. The vesting period on stock options was also reduced from 4 years to 3 years. The PSUs continued to have a 3-year performance period. In addition, the PSUs became a portion of the overall annual equity award refresh value, rather than an award granted in addition to the annual refresh. For 2023, the mix of the equity grants for our named executive officers was 50% RSUs, 20% stock options and 30% PSUs. This strategy was adopted by the Company starting with 2023 refresh grants in order to protect dilution and burn rate, further aligning internal interests with those of shareholders.

Eventbrite	2024 Proxy Summary Statement	37

Executive Compensation
The target values of the RSUs, stock options and PSUs granted to our named executive officers in 2023 as approved by the Compensation Committee, and in the case of Ms. Hartz, the Board, were as follows:

Named Executive Officer	Award Type	2023 Option Value ($)	2023 RSU Value ($)	2023-2025 PSU Value @ Target ($)

Julia Hartz	Annual	800,000	2,000,000	1,200,000
Lanny Baker	Annual	420,000	1,050,000	630,000
Ted Dworkin	New Hire	1,250,000	3,750,000	—
Ted Dworkin(1)	Annual	—	—	500,000
Vivek Sagi	Annual	420,000	1,050,000	630,000
Julia Taylor	Annual	230,000	575,000	345,000
(1)Mr. Dworkin was only given a PSU grant at the time of the annual refresh given he started in January and received his new hire grant shortly thereafter. The PSU grant better aligns him to his peers as well as shareholders around the same performance targets for the Company.
The values for these equity awards shown in the table above were converted to a number of shares of Class A common stock based on: (i) for stock options, the grant date fair value per share based on a Black-Scholes valuation with assumptions employed by the Company under ASC Topic 718, and (ii) for RSUs and PSUs, the closing price per share of the Company's Class A common stock on the date of grant. The number of shares subject to each award is set forth below under the “2023 Grants of Plan-Based Awards Table.” The target values shown in the table above may differ from the grant date fair values of such awards under ASC Topic 718, which are also set forth below under the “2023 Grants of Plan-Based Awards Table.”
The option awards granted in 2023 to each of Ms. Hartz, Mr. Baker, Mr. Sagi and Ms. Taylor vest over 3 years in equal one-third installments on each anniversary of the grant date (April 17, 2023). The option award granted to Mr. Dworkin on February 15, 2023 as part of his new hire package vests as to 25% of the award on February 1, 2024 and then in 36 equal monthly installments on the first of each month thereafter.
The RSU awards granted in 2023 to each of Ms. Hartz, Mr. Baker, Mr. Sagi and Ms. Taylor vest over 2 years in 2 equal installments on each anniversary of the grant date (April 17, 2023). The RSU award granted to Mr. Dworkin on February 15, 2023 as part of his new hire package vests as to 25% of the award on February 1, 2024 and in twelve equal installments on the first day of each three month anniversary thereof. The vesting of all of these awards is subject to the named executive officer’s continued service through the relevant vesting date.
The PSUs granted in 2023 to each named executive officer vest in a single installment on December 31, 2025, subject (i) to the employee not incurring a termination of service prior to such date and (ii) the Company achieving certain revenue targets for each of fiscal 2023, 2024 and 2025 that yield an “achievement factor” for each of those three years, as set forth in the table below. At the end of the performance period, the achievement factors for each year are averaged to produce an “average achievement factor” over that three year performance period, which is then multiplied by the target number of PSUs subject to each award to determine the number of PSUs that are earned. Up to 200% of the target number of PSUs may be earned if the maximum achievement factor is met for each year in the performance period.

38	2024 Proxy Summary Statement	Eventbrite

Executive Compensation

Achievement Factor	2023 Net Revenue Targets	2024 Year-Over-Year Revenue Growth Targets	2025 Year-Over-Year Revenue Growth Targets

0.0	Below $280 million	Below 20%	Below 20%
0.75 (Threshold)	$280 million	20%	20%
1.0 (Target)	$350 million	24%	24%
2.0 (Maximum)	$408 million or above	28% or above	28% or above
As indicated above, the Company needs to achieve threshold revenue of $280 million for any portion of these awards to fund with respect to the first year in the performance period, and year-over-year revenue growth of at least 20% in each of fiscal 2024 and 2025 for any portion of the awards to fund with respect to the second and third years in the performance period, respectively. A revenue or year-over-year growth result in any performance year between threshold and target or target and maximum levels will result in an achievement factor determined by linear interpolation between the relevant attainment levels. In the event of a sale event (as defined in the 2018 Plan) during any of the three performance years, the achievement factor for the year during which the sale event occurs shall be the greater of (i) actual performance through the sale event and (ii) 1.0, and the achievement factor for any subsequent performance year shall be deemed to be 1.0. The PSUs will remain subject to the service-based vesting conditions and will only accelerate if the successor corporation does not assume the PSUs or in the event of the holder’s termination of service without “cause” or for “good reason” or in the event of death or disability following the sale event. Prior to a sale event, the PSUs will also vest at the target level in the event of death or disability but, in the case of disability, only with respect to a prorated number of shares determined based on the number of days that, as of the date of the termination of employment, have elapsed in the performance period.
Our Policies, Guidelines and Practices Related to Executive Compensation
Role of Compensation Committee. Our Compensation Committee is responsible for overseeing all aspects of our executive compensation program, including executive salaries, payouts under our Bonus Plan, the size and form of equity awards, and any other executive compensation matters. With respect to our CEO, our Compensation Committee reviews and approves the goals and objectives to be considered in determining her compensation, evaluates her performance in light of such goals and objectives, and makes recommendations to our Board regarding her compensation. Our Compensation Committee reports to our Board on its discussions, decisions and other actions.
Role of the CEO and Management. Our CEO, our Chief Human Resources Officer and our General Counsel worked closely with the Compensation Committee in determining our executive compensation program for 2023, including attending meetings of the Compensation Committee. Our CEO makes recommendations (other than with respect to herself) regarding base salary, and short-term and long-term compensation, including equity awards, for our executive officers based on our financial results, each executive officer's individual contribution toward these results, the executive officer's role and performance of his or her duties and his or her achievement of individual goals. The Compensation Committee then reviews the recommendations and other data, including various compensation survey data and publicly-available data of our peers, and makes decisions as to the target total direct compensation and each individual compensation element for each executive officer (excluding our CEO). While our CEO typically attends meetings of the Compensation Committee, our CEO is not present when the Compensation Committee discusses her compensation and certain other matters.
Role of Compensation Consultant. Our Compensation Committee is authorized to retain the services of one or more executive compensation advisors, as it sees fit, in connection with the establishment of our executive compensation program and related policies and practices.

Eventbrite	2024 Proxy Summary Statement	39

Executive Compensation
Beginning in September 2021, the Compensation Committee engaged Meridian Compensation Partners, LLC (“Meridian”) as its independent executive compensation advisor. Meridian is a well-recognized and national consulting firm that specializes in executive pay consulting. In 2023, Meridian supported the Compensation Committee in its evaluation of the Company’s 2023 pay programs and practices.
The Compensation Committee has evaluated its relationship with Meridian and believes that the firm is independent from management. Based on this review, as well as consideration of the factors affecting independence set forth by the New York Stock Exchange and the relevant SEC rules, the Compensation Committee has determined that no conflict of interest was raised as a result of the work performed by Meridian.
Use of Comparative Market Data. The Compensation Committee seeks to compensate our executive officers at levels that are commensurate with the compensation of executives in similar positions at a group of peer companies set forth below with whom we compete for hiring and retaining executive talent. The Compensation Committee also considers a number of other factors, including the recommendations of our CEO (other than with respect to herself), current and past total compensation, Company performance and each executive officer’s impact on that performance, each executive officer’s relative scope of responsibility and potential, each executive’s individual performance and demonstrated leadership and internal equity pay considerations.
For 2023, as part of our annual review, the Compensation Committee directed Meridian to provide a competitive analysis of our executive compensation programs. In December 2022, following consultation with Meridian, the Compensation Committee approved a peer group for 2023 the constituent members of which were selected based primarily on an analysis of industry, revenue and market capitalization-related criteria, consisting of the following companies:

Peer Group

AppFolio	PagerDuty	Upwork
Benefitfocus	Poshmark	TrueCar
BlackLine	QuinStreet	Momentive Global
Cars.com	Quotient Technology	The RealReal
EverQuote	Smartsheet	Yext
fuboTV	Sprout Social
The 2023 peer group was selected by considering publicly traded companies in the same industry sector as the Company with revenues in the range of approximately 80% to four times the Company’s revenue, and was comprised of the same companies as made up the 2022 peer group.
For 2023, the Compensation Committee used a combination of compensation data drawn from the companies in the peer group and from technology companies with revenues of approximately $190 million to approximately $850 million drawn from the Radford High-Tech Industry Executive Compensation Survey to evaluate the competitive market for executive talent. The Compensation Committee was not made aware of the specific companies drawn from the Radford High-Tech Industry Executive Compensation Survey. Specifically, the Compensation Committee considered the 25th, 50th and 75th percentiles of the competitive market data for comparable positions at the companies with which we compete for executive talent when making individual compensation decisions. While the Compensation Committee does not establish compensation levels solely based on a review of competitive market data and does not target a specific percentage of the market data, it believes such data is a useful tool in its deliberations as our compensation policies and practices must be competitive in the marketplace for us to be able to attract, motivate and retain qualified executive officers.

40	2024 Proxy Summary Statement	Eventbrite

Executive Compensation
In October of 2023, the Compensation Committee approved the 2024 peer group and made significant adjustments to increase alignment of the peer group with our long-term strategy. For 2024, the peer group is now comprised primarily of online marketplace businesses, heavily business to consumer focused with strong revenue growth history and international exposure in high-metro headquarters. The Compensation Committee approved the following companies for the 2024 peer group: Agilysys, Inc., BigCommerce Holdings, Inc., Blackline, Inc., Bumble Inc., Cars.com Inc., Coursera, Inc., Nextdoor Holdings, Inc., Quinstreet, Inc., Rover Group, Inc., Shutterstock, Inc., Sprout Social, Inc., Squarespace, Inc., Udemy, Inc., Upwork Inc., Yext, Inc. and ZipRecruiter, Inc.
Named Executive Officers with Unique Compensation Arrangements
Mr. Dworkin commenced employment with Eventbrite as our Chief Product Officer on January 24, 2023, and entered into an offer letter with us setting forth certain terms of his compensation.
Mr. Dworkin’s offer letter, dated December 21, 2022, provided for an annual base salary of $400,000; target bonus opportunity of 50% of base salary under our Annual Incentive Plan (prorated for 2023); a new hire long-term incentive equity grant of $5,000,000 (granted in the form of 75% RSUs and 25% options); and a sign-on grant of $300,000 (paid in 2 installments - 50% after 3 months and 50% after 12 months). Upon approval at the March 2023 Compensation Committee meeting, Mr. Dworkin’s annual target bonus opportunity was increased to 55% of base salary retroactive to his start date.
Perquisites and Other Benefits
Our executive officers, including our named executive officers, are not provided with any perquisites or other personal benefits that are not generally provided to all employees.
Other than with respect to a $720 per year wellness benefit that is provided to all of our employees on a non-discriminatory basis, we do not make gross-up payments to cover our named executive officers’ personal income taxes that may pertain to any of the compensation or perquisites paid or provided by our company.
Health and Welfare and Retirement Benefits
Health/Welfare Plans. Our named executive officers are eligible to participate in our health and welfare plans on the same basis as our other employees.
401(k) Plan. We currently maintain a 401(k) retirement savings plan for our employees, including our named executive officers, who satisfy certain eligibility requirements. The Internal Revenue Code allows eligible employees to defer a portion of their compensation, within prescribed limits, on a pre-tax or Roth basis through contributions to the 401(k) plan. Currently, we match contributions made by participants in the 401(k) plan up to a specified percentage of the employee contributions, and these matching contributions are fully vested as of the date on which the contribution is made. Currently, we have a discretionary employer match equal to 50% of employee elective deferrals up to 4% of compensation deferred. We believe that providing a vehicle for tax-deferred retirement savings though our 401(k) plan, and making matching contributions, adds to the overall desirability of our executive compensation program.
Change in Control and Severance Benefits
Executive Severance and Change in Control Agreements. In 2023, we were party to Executive Severance and Change in Control Agreements with each of our named executive officers which provide that upon a termination of employment by us for any reason other than for “cause,” as defined in such agreement, death or disability, in each case, outside of the change in control period (i.e., the period beginning three months prior to and ending 12 months after, a “change in control” of the Company, as defined in such agreement), the named executive officer will be entitled to receive, subject to the execution and delivery of an effective release of claims in our favor, (i) a lump sum cash payment equal to six months of base salary and (ii) a monthly cash payment equal to the contribution that we would have made to provide health insurance to the executive officer if the executive officer had remained employed by us for up to six months.

Eventbrite	2024 Proxy Summary Statement	41

Executive Compensation
The Executive Severance and Change in Control Agreements also provide that upon a (i) termination of employment by us other than for cause, death or disability or (ii) resignation for “good reason,” as defined in such agreement, in each case, within the change in control period, the named executive officer will be entitled to receive, in lieu of the payments and benefits above and subject to the execution and delivery of an effective release of claims in our favor, (i) a lump sum cash payment equal to 12 months of base salary, (ii) a monthly cash payment equal to the contribution that we would have made to provide health insurance to the executive officer if the executive officer had remained employed by us for up to 12 months and (iii) full accelerated vesting of all outstanding and unvested equity awards held by such named executive officer.
If the payments or benefits payable to the named executive officer in connection with a change in control would be subject to the excise tax imposed under Section 4999 of the Code, then those payments or benefits will be reduced if such reduction would result in a higher net after-tax benefit to her or him. We do not gross-up any excise taxes imposed under Section 4999 of the Code. Information on the estimated payments and benefits that our named executive officers would have been eligible to receive upon certain terminations of employment as of December 31, 2023, is set forth in “—Potential Payments Upon Termination or Change in Control” below.
Policy on Hedging and Pledging of Eventbrite Securities
Our insider trading policy, among other things, prohibits our employees, including our officers, directors and consultants from engaging in derivative securities transactions, including hedging, with respect to our securities. In addition, no such person may pledge our securities as collateral for a loan or use our securities as collateral in a margin account.
Clawback Policy
We have adopted a compensation recovery policy as required by Rule 10D-1 under the Exchange Act and the corresponding listing standard adopted by the New York Stock Exchange, which generally provides that if we are required to prepare an accounting restatement (including a restatement to correct an error that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period), we must recover from our current and former executive officers any incentive-based compensation that was erroneously received on or after October 2, 2023 and during the three years preceding the date that we are required to prepare such accounting restatement. The amount required to be recovered is the excess of the amount of incentive-based compensation received over the amount that otherwise would have been received based on the restated financial measure.
Tax and Accounting Considerations
As a general matter, our Board and Compensation Committee review and consider the various tax and accounting implications of our compensation programs.
Deductibility of Executive Compensation. Section 162(m) of the Code denies a publicly-traded corporation a federal income tax deduction for remuneration in excess of $1 million per year per person paid to executives designated in Section 162(m) of the Code, including, but not limited to, its chief executive officer, chief financial officer, and the next three most highly compensated executive officers. However, we maintain discretion to provide compensation that is non-deductible as this allows us to provide compensation tailored to the needs of our Company and our named executive officers and is an important part of our responsibilities and benefits our shareholders.
Accounting for Share-Based Compensation. We follow ASC Topic 718 for our share-based compensation awards. ASC Topic 718 requires companies to measure the compensation expense for all share-based payment awards made to employees and directors, including stock options and restricted stock units, based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the compensation tables below, even though our executive officers may never realize any value from their awards. ASC Topic 718 also requires companies to recognize the compensation cost of their share-based compensation awards in their income statements over the period that an executive officer is required to render service in exchange for the option or other award.

42	2024 Proxy Summary Statement	Eventbrite

Executive Compensation
Stock Ownership Guidelines
Our Board of Directors has adopted stock ownership guidelines for our executive officers, effective January 1, 2022 and amended on June 23, 2023. Pursuant to these guidelines, each executive officer is required to, by the later of January 1, 2027 (the date five years from the guidelines’ implementation date) or, for new executive officers, the date five years from the date he or she became an executive officer, own shares of the Company’s common stock having an aggregate value (based on the higher of (i) the closing price of our stock on the trading day immediately preceding the calculation day or (ii) the 18 month average closing price prior to the date of calculation) at least equal to (i) in the case of Ms. Hartz, the greater of five times the amount of her annual base salary and $2,000,000, (ii) in the case of each of Messrs. Baker and Sagi, three times his annual base salary, and (iii) in the case of each of Mr. Dworkin and Ms. Taylor, one times his or her annual base salary. For purposes of this calculation, shares of the Company’s common stock held directly or indirectly by the executive are included, including vested and unvested RSU awards and vested performance stock awards (in each case, net of any purchase/exercise price or tax obligations), while any unvested performance stock awards or any outstanding stock option awards are excluded. Until an executive officer has satisfied his or her applicable guideline level, the applicable executive officer is required to retain an amount equal to 50% of the shares (net of any purchase/exercise price or tax obligations) as a result of the exercise, vesting or settlement of any equity awards granted to such executive officer.

Eventbrite	2024 Proxy Summary Statement	43

Compensation Committee Report
The Compensation Committee has reviewed and discussed with management the foregoing Compensation Discussion and Analysis section of Eventbrite’s 2024 Proxy Statement. Based on this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in Eventbrite’s Proxy Statement and incorporated into Eventbrite’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023.
Respectfully submitted by the members of the Compensation Committee of the Board:
Katherine August-deWilde (Chair)
Sean Moriarty
Helen Riley
This report of the Compensation Committee is required by the SEC and, in accordance with the SEC's rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act or under the Exchange Act, except to the extent that we specifically incorporate this information by reference, and will not otherwise be deemed "soliciting material" or "filed" under either the Securities Act or the Exchange Act.

44	2024 Proxy Summary Statement	Eventbrite

Compensation and Risk Management
Our Compensation Committee and our management team each play a role in evaluating and mitigating potential risks associated with our compensation programs, policies and practices in consultation with Meridian, our Compensation Committee’s independent compensation consultant. Our management has performed a compensation risk assessment and concluded that our compensation policies and practices, taken as a whole, are not reasonably likely to have a material adverse effect on the Company. In particular, in reaching this conclusion, we considered our compensation program attributes that help to mitigate risk, including, for example:
•the mix of cash and equity compensation;
•equity compensation that vests over a multi-year period and is partly tied to stock price and financial performance measures;
•a balanced short-term incentive plan for executives and senior leaders, designed with multiple performance measures that emphasize top and bottom-line performance;
•a cap on short-term incentive payments;
•our formal policies for equity administration;
•moderate pay leverage for sales roles eligible for sales commission;
•our insider trading policy, which prohibits short sales, hedging or similar transactions, derivatives trading and pledging and using Eventbrite securities as collateral;
•our clawback policy, which requires the Compensation Committee to recoup erroneously received incentive-based compensation in the event of an accounting restatement; and
•the oversight of an independent Compensation Committee.
Our Compensation Committee has reviewed the risk assessment report and agreed with the conclusion.

Eventbrite	2024 Proxy Summary Statement	45

Executive Compensation Tables
2023 Summary Compensation Table
The following table contains information about the compensation paid to and earned by each of our named executive officers during the fiscal years set forth below.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards(2) ($)	Option Awards(3) ($)	Non-Equity Incentive Plan Compensation(4) ($)	All Other Compensation(5) ($)	Total ($)

Julia Hartz Co-Founder and Chief Executive Officer	2023	486,301	—	3,199,994	800,000	300,291	900	4,787,486
	2022	475,000	—	4,103,116	4,874,998	182,875	—	9,635,989
	2021	2	—	—	6,499,996	—	720	6,500,718
Lanny Baker Chief Financial Officer	2023	441,301	—	1,679,995	419,996	251,542	900	2,793,734
	2022	430,000		3,953,532	874,996	165,550	—	5,424,078
	2021	400,000	—	2,694,713	749,991	350,000	720	4,195,424
Ted Dworkin Chief Product Officer	2023	374,795	150,000	4,906,998	1,249,997	195,830	8,962	6,886,582
VIvek Sagi Chief Technology Officer	2023	441,301		1,679,995	419,996	251,542	8,523	2,801,357
	2022	430,000		3,796,068	874,996	165,550	6,820	5,273,434
	2021	400,000	—	2,694,713	749,991	350,000	5,095	4,199,799
Julia Taylor General Counsel	2023	395,069	—	919,988	230,000	206,424	9,192	1,760,672
(1)For 2023, the amount reported represents the first installment of Mr. Dworkin’s signing bonus. Mr. Dworkin joined Eventbrite on January 24, 2023 as our Chief Product Officer. His offer letter, dated December 21, 2022, provided for a sign-on bonus of $300,000 (paid in 2 installments - 50% after 3 months and 50% after 12 months). Mr Dworkin was paid $150,000 on April 28, 2023.
(2)For 2023, the amounts reported represent the aggregate grant date fair value of the RSUs and PSUs awarded to our named executive officers in each of the years indicated, calculated in accordance with ASC Topic 718. The ASC Topic 718 grant date fair value of the RSUs and PSUs was determined based on the closing price of our common stock on the grant date and with respect to the 2023-2025 PSUs assuming the target performance level. The maximum grant date fair values of the PSUs, assuming the maximum performance levels, were $2,399,996, $1,259,997, $999,994, $1,259,997 and $689,989, for Ms. Hartz, Messrs. Baker, Dworkin and Sagi, and Ms. Taylor, respectively. The amounts reported in this column reflect the accounting cost for the RSUs and PSUs and do not correspond to the actual economic value that may be received by our named executive officers upon settlement of such RSUs and PSUs.
(3)For 2023, the amounts reported represent the aggregate grant date fair value of the stock options awarded to our named executive officers in 2023 calculated in accordance with ASC Topic 718. The assumptions used in calculating the grant date fair value of the stock options reported in this column are set forth in Note 11 to our Consolidated Financial Statements included in the 2023 Annual Report. The amounts reported in this column reflect the accounting cost for these stock options and do not correspond to the actual economic value that may be received by our named executive officers upon exercise of the stock options.
(4)The amounts reported consist of cash incentive bonuses paid under our 2023 Annual Incentive Plan. See the “Compensation Discussion and Analysis—2023 Bonus Plan” above for a description of this program. Typically, annual cash incentive bonuses earned by our named executive officers in a fiscal year are paid in March of the following fiscal year.
(5)The amounts reported include company matching contributions under our 401(k) Plan, annual wellness benefits and related tax gross-up payments and annual work from home stipends.

46	2024 Proxy Summary Statement	Eventbrite

Executive Compensation Tables
2023 Grants of Plan-Based Awards Table
The following table provides information relating to grants of plan-based awards made to our named executive officers during fiscal year 2023.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(3) ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Julia Hartz		158,048	316,069	632,192
	4/17/2023(4)							246,305			1,999,997
	4/17/2023(5)								164,609	8.12	800,000
	4/17/2023(6)				110,837	147,783	295,556				1,199,998
Lanny Baker		132,390	264,781	529,562
	4/17/2023(4)							129,310			1,049,997
	4/17/2023(5)								86,419	8.12	419,996
	4/17/2023(6)				58,190	77,586	155,172				629,998
Ted Dworkin		103,068	206,137	412,274
	2/15/2023(4)							505,390			4,407,000
	2/15/2023(5)								237,642	8.72	1,249,997
	4/17/2023(6)				46,182	61,576	123,152				499,997
Vivek Sagi		132,390	264,781	529,562
	4/17/2023(4)							129,310			1,049,997
	4/17/2023(5)								86,419	8.12	499,996
	4/17/2023(6)				58,190	77,586	155,172				629,998
Julia Taylor		108,644	217,288	434,575
	4/17/2023(4)							70,812			574,993
	4/17/2023(5)								47,325	8.12	230,000
	4/17/2023(6)				31,865	42,487	84,974				344,994
(1)Reflects potential payouts under the Annual Incentive Plan for 2023. For additional detail on the Bonus Plan for 2023, please see “Compensation Discussion and Analysis—Cash Incentive Compensation—2023 Bonus Plan” above.
(2)Amounts represent threshold, target, and maximum opportunities for the 2023-2025 PSUs. The PSUs vest in a single installment on December 31, 2025, subject (i) to the employee not incurring a termination of service prior to such date and (ii) the Company achieving certain revenue and revenue growth rate targets for fiscals 2023-2025, as applicable.
(3)The amounts reported represent the fair value per share as of the grant date determined in accordance with ASC Topic 718, multiplied by the number of shares awarded. The assumptions used in calculating the grant date fair value of the stock options reported in this column are set forth in Note 11 to our Consolidated Financial Statements included in the 2023 Annual Report. The assumptions used in calculating the grant date fair value of the RSUs and PSUs reported in this column are set forth in footnote (1) to the 2023 Summary Compensation Table.
(4)The RSU awards granted to each of Ms. Hartz, Mr. Baker, Mr. Sagi and Ms. Taylor vest in equal installments annually over two years on each anniversary of the grant date (April 17, 2023). The RSU award granted to Mr. Dworkin vests as to 25% of the award on February 1, 2024 and in twelve equal installments on the first day of each three month anniversary thereof. The vesting of all of these awards is subject to the named executive officer’s continued service through the relevant vesting date.

Eventbrite	2024 Proxy Summary Statement	47

Executive Compensation Tables
(5)The option awards granted to each of Ms. Hartz, Mr. Baker, and Mr. Sagi and Ms. Taylor vest in equal installments annually over 3 years on each annual anniversary of the grant date (April 17, 2023), subject to the named executive officer’s continued service through each such date. The option award granted to Mr. Dworkin vests as to 25% of the award on February 1, 2024 and then in thirty-six equal monthly installments on the first of each month thereafter.
(6)The PSUs vest in a single installment on December 31, 2025, subject (i) to the employee not incurring a termination of service prior to such date and (ii) the company achieving certain revenue targets for each of fiscal 2023, 2024 and 2025 that yield an “achievement factor” for each of those three years that is averaged to produce an “average achievement factor” over that three year performance period. The PSUs would be released as soon as practicable following the calculation of the final “achievement factor” and approval by our Compensation Committee.

48	2024 Proxy Summary Statement	Eventbrite

Executive Compensation Tables
2023 Outstanding Equity Awards at Fiscal Year-End Table
The following table summarizes the number of shares of common stock underlying outstanding equity incentive plan awards for each named executive officer as of December 31, 2023.

Name		Option Awards				Stock Awards
	Vesting Commencement Date(1)	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested(2) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(2) ($)

Julia Hartz	5/1/2015	75,000	—	6.65	5/24/2025	—	—	—	—
	5/19/2016	1,552,468	—	7.40	5/18/2026	—	—	—	—
	5/31/2018	2,877,468	—	13.72	7/23/2028	—	—	—	—
	5/1/2019	520,834	—	16.76	6/6/2029	—	—	—	—
	5/1/2020(3)	748,189	87,000	8.64	5/20/2030	—	—	—	—
	3/1/2021(3)	356,928	162,241	21.46	3/23/2031	—	—	—	—
	2/1/2022(6)	—	—			61,761	516,322
	3/1/2022(3)	272,041	349,770	14.07	3/24/2032	—	—	—	—
	7/11/2022 (Stock Price PSUs)(10)	—	—	—		—	—	65,554	548,0316
	7/11/2022 (Revenue PSUs)(9)	—	—	—		—	—	36,095	301,754
	4/17/2023(7)		164,609	8.12	4/16/2033
	4/17/2023(8)					246,305	2,059,110
	4/17/2023 (2023-2025 PSUs)(11)							147,783	1,235,466
Lanny Baker	9/3/2019(4)	608,723	0	17.23	9/4/2029	—	—	—	—
	5/1/2020(6)	—	—			9,781	81,769	—	—
	5/1/2020(3)	267,635	31,121	8.56	5/2/2030	—	—	—	—
	2/1/2021(6)	—	—	—	—	37,746	315,557
	3/1/2021(3)	39,601	18,002	22.31	3/22/2031	—	—	—	—
	2/1/2022(6)	—	—	—	—	99,768	834,060
	3/1/2022(3)	48,273	62,067	14.3	3/21/2032	—	—	—	—
	7/11/2022 (Stock Price PSUs)(10)	—	—	—		—	—	35,757	298,929
	7/11/2022 (Revenue PSUs)(9)	—	—	—		—	—	19,991	167,125
	4/17/2023(7)	—	86,419	8.12	4/16/2033
	4/17/2023(8)					129,310	1,081,032
	4/17/2023 (2023-2025 PSUs)(11)							77,586	648,619

Eventbrite	2024 Proxy Summary Statement	49

Executive Compensation Tables

Name		Option Awards				Stock Awards
	Vesting Commencement Date(1)	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested(2) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(2) ($)

Ted Dworkin	2/1/2023(4)	—	237,642	8.72	2/14/2033
	2/1/2023					505,390	4,225,060	—	—
	4/17/2023 (2023-2025 PSUs)(11)	—	—	—		—	—	61,576	514,775
Vivek Sagi	11/1/2020(5)					71,335	596,361
	8/11/2020(4)	615,113	123,024	11	9/28/2030	—	—	—	—
	2/1/2021(6)					37,746	315,557
	3/1/2021(3)	39,601	18,002	22.31	3/22/2031	—	—
	2/1/2022(6)					99,768	834,060
	3/1/2022(3)	48,273	62,067	14.3	3/21/2032			—	—
	7/7/2022 (Stock Price PSUs)(10)	—	—	—		—	—	31,784	265,714
	7/7/2022 (Revenue PSUs)(9)	—	—	—		—	—	17,770	148,557
	4/17/2023(7)	—	86,419	8.12	4/16/2033
	4/17/2023(8)					129,310	1,081,032
	4/17/2023 (2023-2025 PSUs)(11)	—	—	—		—	—	77,586	648,619
Julia Taylor	2/1/2020(3)	79,111	5,556	7.5	3/19/2030	—	—	—	—
	2/1/2020(6)					2,281	19,069
	2/1/2021(6)					68,757	574,809
	3/1/2021(3)	19,800	9,001	22.31	3/22/2031	—	—
	2/1/2022(6)					49,884	417,030
	3/1/2022(3)	24,136	31,034	14.3	3/21/2032			—	—
	7/7/2022 (Stock Price PSUs)(10)	—	—	—		—	—	20,858	174,373
	7/7/2022 (Revenue PSUs)(9)	—	—	—		—	—	11,661	97,486
	4/17/2023(7)	—	47,324	8.12	4/19/2033
	4/17/2023(8)					70,812	591,988
	4/17/2023 (2023-2025 PSUs)(11)							42,487	355,191
(1)Pursuant to the Executive Severance and Change in Control Agreements with our named executive officers, in the event of a change in control of the Company, if the employment of the named executive officer is terminated by us for any reason other than for cause, death or disability, or she resigns for good reason, in each case within three months prior to or 12 months following such change in control, then 100% of any then-unvested portion of the named executive officer’s equity awards will become vested.
(2)Amounts are calculated by multiplying the number of shares shown in the table by $8.36, the closing price per share of a share of our Class A common stock on December 29, 2023.

50	2024 Proxy Summary Statement	Eventbrite

Executive Compensation Tables
(3)The shares subject to the option vest in equal monthly installments over 48 months following the vesting commencement date, subject to the named executive officer’s continued employment through each applicable vesting date.
(4)25% of the shares subject to the option vest on the first anniversary of the vesting commencement date and the remainder vest in equal monthly installments over 36 months thereafter, subject to the named executive officer’s continued employment through each applicable vesting date.
(5)25% of the RSUs vest on the first anniversary of the vesting commencement date, and 1/12th of the remaining RSUs vest in equal quarterly installments thereafter, subject to the named executive officer’s continued employment through each applicable vesting date.
(6)The RSUs vest in 16 equal quarterly installments from the vesting commencement date, subject to the named executive officer’s continued employment through each applicable vesting date.
(7)The shares subject to the option vest in 3 equal installments over three years on each annual anniversary of the vesting commencement date.
(8)The RSUs vest in equal installments annually over two years on each anniversary of the vesting commencement date.
(9)Represents the Revenue PSUs at the threshold (50%) level, which vest in a single installment on December 31, 2024, subject (i) to the employee not incurring a termination of service prior to such date and (ii) the company achieving certain revenue targets for fiscal 2024.
(10)Represents the 2022 Stock Price PSUs at the threshold level of attaining the first stock price hurdle. The PSUs are earned in four equal tranches (25% of the shares) in the event, that during the three-year performance period following the grant date, the 30 trading day trailing average closing trading price of the Company’s stock exceeds four specified increasing stock price hurdles; provided, that earned Stock Price PSUs only vest subject to the employee’s continued service through the earlier of the first anniversary of the date the stock price hurdle is attained or the third anniversary of the grant.
(11)Represents the 2023-2025 PSUs at the target level. The PSUs vest in a single installment on December 31, 2025, subject (i) to the employee not incurring a termination of service prior to such date and (ii) the company achieving certain revenue targets for each of fiscal 2023, 2024 and 2025 that yield an “achievement factor” for each of those three years that is averaged to produce an “average achievement factor” over that three year performance period.

Eventbrite	2024 Proxy Summary Statement	51

Executive Compensation Tables
Option Exercises and Stock Vested in 2023 Table
The following table summarizes the stock options exercised during the year ended December 31, 2023, and the related value realized upon exercise by our named executive officers, as well as the restricted stock units that vested during the year ended December 31, 2023, and the related value realized upon vesting.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(1) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(2) ($)

Julia Hartz	—	—	27,450	239,638
Lanny Baker	—	—	163,782	1,429,811
Ted Dworkin	—	—	—	—
Vivek Sagi	—	—	145,873	1,273,468
Julia Taylor	—	—	47,983	417,951
(1)None of our named executive officers exercised options in 2023.
(2)The value realized on the vesting date equals the closing trading price of our common stock on the vesting date, multiplied by the number of RSUs vested.
Potential Payments Upon Termination or Change of Control
Executive Severance and Change in Control Agreements
In 2023, we were party to Executive Severance and Change in Control Agreements with each of our named executive officers which provide that upon a termination of employment by us for any reason other than for “cause”, death or disability, in each case, outside of the change in control period (i.e., the period beginning three months prior to and ending 12 months after, a “change in control” of the Company), the named executive officer will be entitled to receive, subject to the execution and delivery of an effective release of claims in our favor, (i) a lump sum cash payment equal to six months of base salary and (ii) a monthly cash payment equal to the contribution that we would have made to provide health insurance to the named executive officer if the named executive officer had remained employed by us for up to six months.
The Executive Severance and Change in Control Agreements also provide that upon a (i) termination of employment by us other than for cause, death or disability or (ii) resignation for “good reason,” in each case, within the change in control period, the named executive officer will be entitled to receive, in lieu of the payments and benefits above and subject to the execution and delivery of an effective release of claims in our favor, (i) a lump sum cash payment equal to 12 months of base salary, (ii) a monthly cash payment equal to the contribution that we would have made to provide health insurance to the named executive officer if the named executive officer had remained employed by us for up to 12 months and (iii) full accelerated vesting of all outstanding and unvested equity awards held by such named executive officer.
For purpose of the Executive Severance and Change in Control Agreements,
“Change in control” means (i) the sale of all or substantially all of the assets of the Company on a consolidated basis to an unrelated person or entity, (ii) a merger, reorganization or consolidation pursuant to which the holders of the Company’s outstanding voting power and aggregate outstanding stock (Class A and Class B common stock) immediately prior to such transaction do not own a majority of the outstanding voting power and aggregate outstanding stock (Class A and Class B common stock) or other equity interests of the resulting or successor entity (or its ultimate parent, if applicable) immediately upon completion of such transaction, (iii) the sale of all of the Class A stock of the Company to an unrelated person, entity or group thereof acting in concert, or (iv) any other transaction in which the owners of the Company’s outstanding voting power

52	2024 Proxy Summary Statement	Eventbrite

Executive Compensation Tables
immediately prior to such transaction do not own at least a majority of the outstanding voting power of the Company or any successor entity immediately upon completion of the transaction other than as a result of the acquisition of securities directly from the Company.
“Good reason” means the executive has complied with the “Good Reason Process” following the occurrence of any of the following events without the named executive officer’s consent: (i) a material reduction in the named executive officer’s base salary except for across-the-board salary reductions based on the Company’s financial performance similarly affecting all or substantially all senior management employees of the Company; (ii) a material diminution in the named executive officer’s authority, duties, or responsibilities; (iii) a material diminution in the authority, duties, or responsibilities of the supervisor to whom the named executive officer is required to report; or (iv) a change of more than 50 miles in the geographic location in which the executive must perform services for the Company.
“Good Reason Process” means (i) the named executive officer reasonably determines in good faith that a “Good Reason” condition has occurred; (ii) the named executive officer notifies the Company in writing of the first occurrence of the Good Reason condition within 45 days of the first occurrence of such condition; (iii) the named executive officer cooperates in good faith with the Company’s efforts, for a period not less than 30 days following such notice (the “Cure Period”), to remedy the condition; (iv) notwithstanding such efforts, the Good Reason condition continues to exist; and (v) the named executive officer terminates his or her employment within 60 days after the end of the Cure Period. If the Company cures the Good Reason condition during the Cure Period, Good Reason shall be deemed not to have occurred.
“Cause” means: (i) the named executive officer’s material act of misconduct in connection with the performance of the named executive officer’s duties to the Company; (ii) the named executive officer’s commission of any felony or a misdemeanor involving moral turpitude, deceit, dishonesty or fraud, or any conduct that would reasonably be expected to result in material injury or reputational harm to the Company or any of its subsidiaries or affiliates if the named executive officer were retained in the named executive officer’s position; (iii) the named executive officer’s continued non-performance of the named executive officer’s duties to the Company 30 days following written notice thereof from the Company; (iv) the named executive officer’s breach of any material provisions of any written agreement between the named executive officer and the Company, including without limitation, the Proprietary Information and Invention Assignment Agreement; (v) the named executive officer’s material violation of the Company’s written employment policies; or (vi) the named executive officer’s failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by the Company to cooperate.
If the payments or benefits payable to the named executive officer in connection with a change in control would be subject to the excise tax imposed under Section 4999 of the Code, then those payments or benefits will be reduced if such reduction would result in a higher net after-tax benefit to her or him. We do not gross-up any excise taxes imposed under Section 4999 of the Code.
2022 Performance Stock Units
The Revenue PSUs provide that in the event the performance period ends upon a sale event, the performance vesting conditions will be deemed met based on the greater of target or actual performance (with the revenue target pro-rated in a manner determined by the Compensation Committee). The Revenue PSUs will continue to be subject to the service-based vesting conditions and will only accelerate if the successor corporation does not assume the Revenues PSUs or in the event of the holder’s termination of service without “cause” or for “good reason” or in the event of death or disability following the sale event. Prior to a sale event, the Revenue PSUs will also vest at the target level in the event of death or disability but only with respect to a pro-rated number of shares on disability determined based on the number of days that, as of the date of the termination of employment, have elapsed in the performance period.

Eventbrite	2024 Proxy Summary Statement	53

Executive Compensation Tables
The Stock Price PSUs provide that in the event the performance period ends on a sale event, the stock price hurdles will be deemed attained at the greater of the second stock price hurdle (target) or actual based on the price per share paid to the Company’s shareholders in connection with the sale event. The Stock Price PSUs will continue to be subject to the service-based vesting conditions and will only accelerate if the successor corporation does not assume the Stock Price PSUs or in the event of the holder’s termination of service without “cause” or for “good reason” or in the event of death or disability following the sale event. Prior to a sale event, the Stock Price PSUs will also vest at the target level in the event of death or disability but only with respect to a pro-rated number of shares on disability determined based on the number of days that, as of the date of the termination of employment, have elapsed in the performance period.
2023-2025 Performance Stock Units
The 2023-2025 PSUs provide that upon a sale event (as defined in the 2018 Plan) during any of the three performance years, the achievement factor for the year during which the sale event occurs shall be the greater of (i) actual performance through the sale event and (ii) 1.0, and the achievement factor for any subsequent performance year shall be 1.0. The PSUs will continue to be subject to the service-based vesting conditions and will only accelerate if the successor corporation does not assume the PSUs or in the event of the holder’s termination of service without “cause” or for “good reason” or in the event of death or disability following the sale event. Prior to a sale event, the PSUs will also vest at the target level in the event of death or disability but only with respect to a pro-rated number of shares on disability determined based on the number of days that, as of the date of the termination of employment, have elapsed in the performance period.
The table below quantifies certain payments and benefits that would have become payable to each of our named executive officers if his or her employment had terminated on December 31, 2023. In addition to the severance payments and benefits provided under the Executive Change in Control Severance Agreements, as described above, under our 2018 Plan, in the event of a change in control of the Company where outstanding awards are not assumed or substituted, all awards will vest in full.

Named Executive Officer	Scenario(1)	Cash Severance ($)	Continued Healthcare Payments ($)	Value of Unvested RSUs(2) ($)	Value of Unvested Options(3) ($)	Value of Unvested PSUs(2) ($)	Total(4) ($)

Julia Hartz	Termination without Cause Outside of a Change in Control Period	245,000(5)	12,330(6)	—	—	—	257,330
	Termination without Cause or for Good Reason During a Change in Control Period	490,000(7)	24,660(8)	2,575,432	39,506	2,935,029	6,064,627
	Change in Control	—	—	2,575,432	39,506	2,935,029	5,549,967
	Death	—	—	—	—	2,935,029	2,935,029
	Disability	—	—	—	—	1,544,864	1,544,864
Lanny Baker	Termination without Cause Outside of a Change in Control Period	222,500(5)	7,520(6)	—	—	—	230,020
	Termination without Cause or for Good Reason During a Change in Control Period	445,000(7)	15,041(8)	2,312,418	20,741	1,580,717	4,373,917
	Change in Control	—	—	2,312,418	20,741	1,580,717	3,913,876
	Death	—	—	—	—	1,580,717	1,580,717
	Disability	—	—	—	—	837,605	837,605

54	2024 Proxy Summary Statement	Eventbrite

Executive Compensation Tables

Named Executive Officer	Scenario(1)	Cash Severance ($)	Continued Healthcare Payments ($)	Value of Unvested RSUs(2) ($)	Value of Unvested Options(3) ($)	Value of Unvested PSUs(2) ($)	Total(4) ($)

Ted Dworkin	Termination without Cause Outside of a Change in Control Period	200,000(5)	6,259(6)	—	—	—	206,259
	Termination without Cause or for Good Reason During a Change in Control Period	400,000(7)	12,518(8)	4,225,060	—	514,775	5,152,353
	Change in Control	—	—	4,225,060	—	514,775	4,739,835
	Death	—	—	—	—	514,775	5144,775
	Disability	—	—	—	—	171,592	171,592
Vivek Sagi	Termination without Cause Outside of a Change in Control Period	222,500(5)	12,330(6)	—	—	—	234,830
	Termination without Cause or for Good Reason During a Change in Control Period	445,000(7)	24,660(8)	2,827,009	20,741	1,477,153	4,794,563
	Change in Control	—	—	2,827,009	20,741	1,477,153	4,324,903
	Death	—	—	—	—	1,477,153	1,477,153
	Disability	—	—	—	—	768,563	768,563
Julia Taylor	Termination without Cause Outside of a Change in Control Period	200,000(5)	12,330(6)	—	—	—	212,330
	Termination without Cause or for Good Reason During a Change in Control Period	400,000(7)	24,660(8)	1,185,866	16,136	898,909	2,525,571
	Change in Control	—	—	1,185,866	16,136	898,909	2,100,911
	Death	—	—	—	—	898,909	898,909
	Disability	—	—	—	—	480,876	480,876
(1)“Change in Control Period” refers to the period commencing three months prior to and ending 12 months following a change in control of the Company. “Change in Control” refers to a change in control of the Company in which outstanding equity awards are not assumed or substituted for by the acquirer.
(2)The value of RSU acceleration was calculated by multiplying the number of accelerated RSUs by $8.36 the closing stock price per share of our Class A common stock on December 29, 2023. The value of PSU acceleration was calculated by multiplying the target Stock Price PSUs (based on the second stock price hurdle), target number of Revenue PSUs and the target number of 2023-2025 PSUs by $8.36 the closing stock price per share of our Class A common stock on December 29, 2023.
(3)The value of option acceleration was calculated by multiplying (i) the number of accelerated shares of common stock underlying the unvested, in-the-money options by (ii) $8.36, the closing stock price per share of our common stock on December 29, 2023 less the exercise price.
(4)Amounts reported represent the maximum potential payment the named executive officer would have received as of December 31, 2023. Amounts of any reduction pursuant to the parachute payment “best pay” provision, if any, would be calculated upon actual termination of employment.
(5)Represents six months of the named executive officer’s base salary.
(6)Represents six months of cash payments equal to the monthly employer contribution for health insurance.
(7)Represents 12 months of the named executive officer’s base salary.
(8)Represents 12 months of cash payments equal to the monthly employer contribution for health insurance.

Eventbrite	2024 Proxy Summary Statement	55

Executive Compensation Tables
Pay Ratio Disclosure
Under SEC rules, we are required to calculate and disclose the median of the annual total compensation of all of our employees other than our CEO, Ms. Hartz, the total annual compensation of our CEO and the ratio of the median of the annual total compensation of all our employees as compared to the annual total compensation of our CEO (“CEO Pay Ratio”).
We reviewed our workforce composition as of December 31, 2023 and concluded that Eventbrite did experience significant changes in our workforce population that we believe would require us to re-calculate the pay ratio. As a result, we identified a new median employee for 2023
To identify our median employee in 2023, we used the following methodology:
•To determine our total population of employees, we included all full-time, part-time and fixed-term (or temporary) employees as of December 31, 2023. We did not include any contractors or other non-employee workers in our employee population.
•We identified our median employee by using the aggregate amount of each employee’s December 31, 2023 base compensation and target bonus earnings.
•We annualized the base compensation of all permanent (full-time and part-time) employees who were employed by us for less than the entire calendar year.
•Compensation paid in foreign currencies was converted to U.S. dollars based on the exchange rates in effect on December 31, 2023.
Once the median employee was identified, we then calculated the annual total compensation of this employee for 2023 using the same methodology we used for calculating the annual total compensation of our named executive officers in accordance with the requirements of the Summary Compensation Table.
For 2023, the annual total compensation of our median employee was $119,040 and the annual total compensation of Ms. Hartz, as reported in the Summary Compensation Table included in this Proxy Statement, was $4,787,486. Based on this information, the ratio of Ms. Hartz’s annual total compensation to the median of the annual total compensation of all employees was 40:1.
The CEO Pay Ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

56	2024 Proxy Summary Statement	Eventbrite

Executive Compensation Tables
Pay Versus Performance Table
The following table sets forth information concerning the compensation of our NEOs for each of the fiscal years ended December 31, 2020, 2021, 2022 and 2023, and our financial performance for each such fiscal year:

			Average Summary Compensation Table Total for Non-PEO NEOs ($)	Average Compensation Actually Paid to Non-PEO NEOs(1) ($)	Value of Initial Fixed $100 Investment Based on:
Year	Summary Compensation Table Total for PEO ($)	Compensation Actually Paid to PEO(1) ($)			Total Shareholder Return ($)	Peer Group Total Shareholder Return ($)(2)	Net Income (Loss) ($)	Net Revenue(3)

2023	4,787,486	5,956,914	3,560,581	4,099,575	41.45	185.74	(26,479,000)	326,134,000
2022	9,635,989	(4,410,840)	5,348,756	(3,905,584)	29.05	116.13	(55,384,000)	260,927,000
2021	6,500,718	4,152,648	4,197,612	3,035,166	86.47	181.00	(139,080,000)	187,134,000
2020	3,831,251	1,055,951	3,226,644	2,961,808	89.74	144.02	(224,718,000)	106,006,000
(1)Amounts represent compensation “actually paid” to our CEO, who was our Principal Executive Officer (“PEO”) and the average compensation actually paid to our remaining NEOs for the relevant fiscal year, as determined under SEC rules (and described below), which includes the individuals indicated in the table below for each fiscal year:

Year	PEO	Non-PEO NEOs

2023	Julia Hartz	Lanny Baker, Ted Dworkin, Vivek Sagi and Julia Taylor
2022	Julia Hartz	Lanny Baker and Vivek Sagi
2021	Julia Hartz	Lanny Baker and Vivek Sagi
2020	Julia Hartz	Lanny Baker, Vivek Sagi, Samantha Harnett and Patrick Poels

Eventbrite	2024 Proxy Summary Statement	57

Executive Compensation Tables
Compensation actually paid to our NEOs represents the “Total” compensation reported in the Summary Compensation Table for the 2023 fiscal year, as adjusted as follows:

	2023
Adjustments	PEO	Average non-PEO NEOs

Deduction for Amounts Reported under the “Stock Awards” and “Option Awards” Columns in the Summary Compensation Table for Applicable FY	(3,999,994)	(2,876,742)

Increase based on ASC 718 Fair Value of Awards Granted during Applicable FY that Remain Unvested as of Applicable FY End, determined as of Applicable FY End	4,003,729	2,783,048

Increase based on ASC 718 Fair Value of Awards Granted during Applicable FY that Vested during Applicable FY, determined as of Vesting Date	—	—

Increase/deduction for Awards Granted during Prior FYs that were Outstanding and Unvested as of Applicable FY End, determined based on change in ASC 718 Fair Value from Prior FY End to Applicable FY End	237,429	186,642

Increase/deduction for Awards Granted during Prior FYs that Vested During Applicable FY, determined based on change in ASC 718 Fair Value from Prior FY End to Vesting Date	928,264	446,046

Deduction of ASC 718 Fair Value of Awards Granted during Prior FY that were Forfeited during Applicable FY, determined as of Prior FY End	—	—

Increase based on Incremental Fair Value of Options/SARs Modified during Applicable FY	—	—

Total Adjustments	1,169,428	538,994

Fair value or change in fair value, as applicable, of equity awards in the “Compensation Actually Paid” columns was determined by reference to:
(1)    For solely service-vesting RSUs, the closing price on December 31, 2023 or, in the case of vesting dates, the closing price on the applicable vesting dates, (2) for the Revenue PSUs, the same valuation methodology as used for the service-vesting RSUs except year-end values are multiplied by a factor reflecting achievement of the probable outcome of the revenue conditions as of the measurement date (which was 0% performance for the 2022 PSUs as of December 31, 2023, and 97% performance for the 2023 PSUs, as of December 31, 2023), (3) for the Stock Price PSUs, the fair value calculated by a Monte Carlo simulation model as of December 31, 2023, which utilizes multiple input variables, including expected volatility of our share price and other assumptions appropriate for determining fair value, to estimate the probability of satisfying the performance objective established for the award, including the expected volatility of our share price relative to the applicable comparative index and a risk-free interest rate derived from linear interpolation of the term structure of Treasury Constant Maturities yield rates for the period, and (4) for stock options, a Black Scholes value as of December 31, 2023 or vesting date(s). For additional information on the assumptions used to calculate the valuation of the awards, see the Notes to Consolidated Financial Statements in the Company’s Annual Reports on Form 10-K for the fiscal year ended December 31, 2023 and prior fiscal years.
(2)For the 2023 fiscal year, represents the cumulative TSR (the “Peer Group TSR”) of the S&P North American Technology Index (the “Peer Group”).
(3)The Company selected net revenue as the Company-Selected Measure for 2023 because it was the most important financial performance measure (as determined by the Company) used to link compensation actually paid to our named executive officers to Company performance for the most recently completed fiscal year and it was a primary measure under the Company’s 2023 Bonus Plan for 2023.

58	2024 Proxy Summary Statement	Eventbrite

Executive Compensation Tables
Narrative Disclosure to Pay Versus Performance Table
Relationship Between Financial Performance Measures
The graphs below compare the relationship between compensation actually paid to our PEO and the average of the compensation actually paid to our remaining NEOs, and (i) our cumulative TSR, (ii) our net income, and (iii) our net revenue, as well as the relationship between our cumulative TSR and our Peer Group TSR, in each case, for the fiscal years ended December 31, 2020, 2021, 2022 and 2023.
TSR amounts reported in the graph assume an initial fixed investment of $100, and that all dividends, if any, were reinvested.
Given the emphasis in our executive compensation programs on long-term incentives in the form of options, RSUs and PSUs, the compensation actually paid to our NEOs for the four-year period from 2020 through 2023 is strongly aligned with our TSR performance during that period. Compensation actually paid for 2022 was significantly below the level for 2021 and negative for both our PEO and the average NEOs, in alignment with the decrease in our TSR. Compensation actually paid for 2023 significantly increased inline with our TSR improvement. Compensation actually paid is less sensitive to our net income and revenue performance due to the strong correlation between compensation actually paid and our TSR performance, which we expect will continue to have a much larger impact on compensation actually paid. Thus, even though our net income and revenues both improved over the four-year period from 2020 through 2023, compensation actually paid decreased significantly in 2022.
Description of Relationship Between PEO and Average NEO Compensation Actually Paid and Company TSR
The following chart sets forth the relationship between compensation actually paid to our PEO, the average of the compensation actually paid to our other NEOs, each as set forth in the table above, and the Company’s cumulative TSR over the three-year period from 2020 through 2023.

Eventbrite	2024 Proxy Summary Statement	59

Executive Compensation Tables
Description of Relationship Between the Company TSR and Peer Group Index TSR
The following chart compares our cumulative TSR over the four-year period from 2020 through 2023 to that of our Peer Group over the same time period.
Description of Relationship Between PEO and Average NEO Compensation Actually Paid and Net Income
The following chart sets forth the relationship between compensation actually paid to our PEO, the average of compensation actually paid to our other NEOs, and our net income during years 2020 through 2023, each as set forth in the table above.

60	2024 Proxy Summary Statement	Eventbrite

Executive Compensation Tables
Description of Relationship Between PEO and Average NEO Compensation Actually Paid and Net Revenue
The following chart sets forth the relationship between compensation actually paid to our PEO, the average of compensation actually paid to our other NEOs, and our Net Revenue during years 2020 through 2023, each as set forth in the table above.
Pay Versus Performance Tabular List
We believe the following performance measures represent the most important financial performance measures used by us to link compensation actually paid to our NEOs for the fiscal year ended December 31, 2023:
•Net revenue;
•Adjusted EBITDA;
•Stock Price; and
•Total tickets.
For additional details regarding our performance measures, please see the Compensation Discussion and Analysis section of this Proxy Statement.

Eventbrite	2024 Proxy Summary Statement	61

Equity Compensation Plan Information
The following table provides information as of December 31, 2023 with respect to the shares of our common stock that may be issued under our equity compensation plans.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(1) (#)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights(2) ($)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column(3)(4) (#)
	(a)	(b)	(a)(c)

Equity compensation plans approved by security holders	24,796,250	12.06	10,505,062
Equity compensation plans not approved by security holders	―	―	―
Total	24,796,250	12.06	10,505,062
(1)Amounts include 12,318,335 outstanding stock options and 10,778,050 outstanding restricted stock unit awards and 1,699,865 outstanding PSUs under our 2010 Stock Plan and 2018 Plan and exclude outstanding rights to purchase shares under our 2018 Employee Stock Purchase Plan.
(2)The weighted-average exercise price excludes RSU awards, which have no exercise price.
(3)Amounts reflect the shares available for future issuance under our 2018 Plan and 2018 Employee Stock Purchase Plan.
The 2018 Plan provides that on the first day of each fiscal year during the term of the plan commencing on January 1, 2019, the number of shares available for issuance is automatically increased by (i) five percent of the total number of shares of our Class A and Class B common stock issued and outstanding as of the last day of the prior fiscal year or (ii) such lesser number of shares as approved by our Board or Compensation Committee.
Similarly, the 2018 Employee Stock Purchase Plan provides that on the first day of each fiscal year during the term of the plan commencing on January 1, 2019, the number of shares available for issuance is automatically increased by the lesser of (i) 1,534,500 shares of our Class A common stock, (ii) one percent of the total number of our Class A and Class B common stock issued and outstanding as of the last day of the prior fiscal year, and (iii) such lesser amount as determined by the Compensation Committee.
(4)Includes 5,144,875 shares available for issuance under the 2018 Employee Stock Purchase Plan (of which up to 138,362 shares may be issued with respect to the purchase period in effect as of December 31, 2023, which purchase period ends on May 31, 2024 (number of shares based on enrollments as of December 1, 2023 at 85% of share price on that date)).

62	2024 Proxy Summary Statement	Eventbrite

Proposal Four
Advisory Vote to Approve Named Executive Officer Compensation
In accordance with SEC rules, we are providing our shareholders with the opportunity to approve, by advisory vote, the compensation of our named executive officers, as described in this Proxy Statement.
This proposal, commonly referred to as the “say-on-pay” vote, gives our shareholders the opportunity to express their views on the compensation of our named executive officers. This vote is not intended to address any specific item of compensation or any specific named executive officer, but rather the overall compensation of all of our named executive officers and our executive compensation philosophy, objectives and program, as described in this Proxy Statement. Accordingly, we ask our shareholders to approve the compensation of our named executive officers, as disclosed in the section titled “Executive Compensation” of this Proxy Statement, including the Compensation Discussion and Analysis, the compensation tables and the related narrative disclosure, by casting a non-binding advisory vote “FOR” the following resolution:
“RESOLVED, that the shareholders of Eventbrite, Inc. approve, on a non-binding advisory basis, the compensation paid to the named executive officers, as disclosed in the proxy statement for the 2024 Annual Meeting, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.”
The approval, on a non-binding advisory basis, of the compensation of our named executive officers requires the affirmative vote of a majority of the voting power of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon.
As an advisory vote, the result will not be binding on the Board or the Compensation Committee. The say-on-pay vote will, however, provide us with important feedback from our shareholders about our executive compensation philosophy, objectives and program. The Board and the Compensation Committee value the opinions of our shareholders and expect to take into account the outcome of the vote when considering future executive compensation decisions and when evaluating our executive compensation program.
It is expected that the next say-on-pay vote will occur at the 2025 annual meeting of shareholders.

The Board of Directors recommends that you vote “FOR” the approval, on a non-binding advisory basis, of the compensation of our named executive officers, as discussed in this proxy statement.

Eventbrite	2024 Proxy Summary Statement	63

Certain Relationships and Related Party Transactions
Policies and Procedures for Related Person Transactions
Our Audit Committee has the primary responsibility for reviewing and approving or disapproving "related person transactions," which are transactions between us and related persons in which the aggregate amount involved exceeds or may be expected to exceed $120,000 and in which a related person has or will have a direct or indirect material interest. Our policy regarding transactions between us and related persons provides that a related person is defined as a director, executive officer, nominee for director or greater than 5% beneficial owner of our Class A and Class B common stock, in each case since the beginning of the most recently completed year, and any of their immediate family members. Our Audit Committee charter provides that our Audit Committee shall review and approve or disapprove any related party transactions.
Certain of the transactions described below were entered into prior to the adoption of this policy. Accordingly, such transactions were approved by disinterested members of our Board after making a determination that the transaction was executed on terms no less favorable than those that could have been obtained from an unaffiliated third party.
Related Person Transactions
In addition to the compensation arrangements, including employment, termination of employment and change in control arrangements, discussed in the section titled “Executive Compensation”, the following is a description of each transaction since the beginning of our last fiscal year and each currently proposed transaction which is a “related person transaction,” as defined under the rules and regulations of the Exchange Act.
Relationship and Transactions with Stripe, Inc.
Mr. Tomlinson, a former member of our Board and Chair of our Audit Committee, became chief financial officer of Stripe, Inc. in September 2023. Mr. Tomlinson resigned from our Board effective March 21, 2024. Before Mr. Tomlinson joined Stripe, we entered into a contract with Stripe in March 2022 pursuant to which they provide us with certain payment services. This contract was ratified by the disinterested directors of our Audit Committee in September 2023. Since the beginning of the last fiscal year, we made aggregate payments to Stripe of approximately $1.3 million.
Other Transactions
We have granted equity awards to our executive officers and certain of our directors. See the section titled "Executive Compensation" and “Director Compensation” for a description of these equity awards.
•We have entered into change in control arrangements with certain of our executive officers that, among other things, provide for certain severance and change in control payments and benefits. See the section titled "Executive Compensation—Compensation Discussion and Analysis—Change in Control and Severance Benefits—Executive Severance and Change in Control Agreements" for more information regarding these agreements.

64	2024 Proxy Summary Statement	Eventbrite

Certain Relationships and Related Party Transactions
Indemnification of Officers and Directors
Our bylaws provide that we will indemnify, to the fullest extent permitted by law, any person who is or was a party or is threatened to be made a party to any action, suit or proceeding by reason of the fact that he or she is or was one of our directors or officers or is or was serving at our request as a director or officer of another corporation, partnership, joint venture, trust or other enterprise. Our bylaws provide that we may indemnify to the fullest extent permitted by law any person who is or was a party or is threatened to be made a party to any action, suit or proceeding by reason of the fact that he or she is or was one of our employees or agents or is or was serving at our request as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise. Our bylaws also provide that we must advance expenses incurred by or on behalf of a director or officer in advance of the final disposition of any action or proceeding, subject to limited exceptions.
Further, we have entered into indemnification agreements with each of our directors and executive officers that may be broader than the specific indemnification provisions contained in the DGCL. These indemnification agreements require us, among other things, to indemnify our directors and executive officers against liabilities that may arise by reason of their status or service. These indemnification agreements also require us to advance all expenses incurred by the directors and executive officers in investigating or defending any such action, suit or proceeding.
We have obtained insurance policies under which, subject to the limitations of the policies, coverage is provided to our directors and executive officers against loss arising from claims made by reason of breach of fiduciary duty or other wrongful acts as a director or executive officer, including claims relating to public securities matters, and to us with respect to payments that may be made by us to these directors and executive officers pursuant to our indemnification obligations or otherwise as a matter of law.
Certain of our non-employee directors may, through their relationships with their employers, be insured and/or indemnified against certain liabilities incurred in their capacity as members of our Board.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our Company pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Eventbrite	2024 Proxy Summary Statement	65

Security Ownership of Certain Beneficial Owners, Directors and Management
The following table sets forth certain information available to us with respect to the beneficial ownership of our capital stock as of April 1, 2024, for:
•each of our named executive officers;
•each of our directors and director nominees;
•all of our current directors, director nominees and executive officers as a group; and
•each person known by us to be the beneficial owner of more than 5% of the outstanding shares of our Class A or Class B common stock.
We have determined beneficial ownership in accordance with the rules of the SEC, and thus it represents sole or shared voting or investment power with respect to our securities. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares that they beneficially owned, subject to community property laws where applicable.
We have based our calculation of percentage ownership of our common stock on 83,825,888 shares of our Class A common stock and 15,661,433 shares of our Class B common stock outstanding on April 1, 2024. We have deemed shares of our capital stock subject to stock options that are currently exercisable or exercisable within 60 days of April 1, 2024, or issuable pursuant to RSUs which are subject to vesting and settlement conditions expected to occur within 60 days of April 1, 2024, to be outstanding and to be beneficially owned by the person holding the stock option or RSU for the purpose of computing the percentage ownership of that person. However, we did not deem these shares subject to stock options or RSUs outstanding for the purpose of computing the percentage ownership of any other person.
Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Eventbrite, Inc., 95 Third Street, 2nd Floor, San Francisco, California 94103.

66	2024 Proxy Summary Statement	Eventbrite

Security Ownership of Certain Beneficial Owners, Directors and Management

	Shares Beneficially Owned
	Class A		Class B		Total Voting† %	Total Ownership %
Named Executive Officers, Directors and Director Nominees	Shares	%	Shares	%	Total Voting† %	Total Ownership %

Katherine August-deWilde(1)	346,838	*	—	—	*	*
Julia Hartz(2)	2,692,412	3.1%	14,316,829	71.0%	50.7%	16.0%
Kevin Hartz(2)	2,692,412	3.1%	14,316,829	71.0%	50.7%	16.0%
Jane Lauder(3)	98,396	*	—	—	*	*
Pilar Manchon(4)	1,819	*	—	—	*	*
Sean Moriarty(5)	110,483	*	126,591	0.8%	0.6%	*
Helen Riley(6)	105,000	*	264,319	1.7%	1.1%	*
April Underwood(7)	8,295	*	—	—	*	*
Naomi Wheeless(8)	45,272	*	—	—	*	*
Lanny Baker(9)	1,487,670	1.8%	—	—	0.6%	1.5%
Ted Dworkin(10)	197,645	*	—	—	*	*
Vivek Sagi(11)	1,160,111	1.4%	—	—	0.5%	1.2%
Julia Taylor(12)	376,885	*	10,500	*	*	*
All current executive officers, directors and director nominees, as a group (13 persons)(13)	6,630,826	7.5%	14,718,239	71.9%	52.4%	19.5%
5% Shareholders
Entities and persons affiliated with Wellington Management Group LLP(14)	4,415,760	5.3%	—	—	1.8%	4.4%
Entities and persons affiliated with American Century Investment Management, Inc.(15)	4,642,040	5.5%	—	—	1.9%	4.7%
Entities and persons affiliated with Sequoia Capital(16)	—	—	4,935,305	31.5%	20.5%	5.0%
Entities and persons affiliated with BlackRock, Inc.(17)	6,914,894	8.2%	—	—	2.9%	7.0%
The Vanguard Group(18)	8,053,495	9.6%	—	—	3.3%	8.1%
*Represents less than one percent (1%).
†Percentage of total voting power represents voting power with respect to all shares of our Class A common stock and Class B common stock, as a single class. The holders of our Class A common stock are entitled to one vote per share, and holders of our Class B common stock are entitled to ten votes per share. Each outstanding share of Class B common stock is convertible at any time at the option of the holder into one share of Class A common stock.
(1)Consists of (i) 270,388 shares of Class A common stock held by deWilde Family Trust u/ald 6/21/90, of which Ms. August-deWilde is a trustee, and (ii) 36,470 shares of Class A common stock subject to outstanding options that are exercisable within 60 days of April 1, 2024.

Eventbrite	2024 Proxy Summary Statement	67

Security Ownership of Certain Beneficial Owners, Directors and Management
(2)Consists of (i) 4,273,601 shares of Class B common stock held by The Hartz Family Revocable Trust Dtd 12/4/08, (ii) 2,627,266 shares of Class B common stock held by The Hartz 2008 Irrevocable Trust, dated September 15, 2008; and, as to each of which Ms. Hartz and Mr. Hartz are co-trustees, and share voting and dispositive power, (iii) 1,250,000 shares of Class B common stock held of record by Ms. Hartz, (iv) 1,661,026 shares of Class B common stock held of record by Mr. Hartz, (v) 4,504,936 shares of Class B common stock subject to outstanding options that are exercisable within 60 days of April 1, 2024 held by Ms. Hartz, (vi) 2,456 shares of Class A common stock held by The Hartz Family Revocable Trust Dtd 12/4/08, (vii) 72,662 shares of Class A common stock held of record by Mr. Hartz, (viii) 281,373 shares of Class A common stock held by Ms. Hartz, (ix) 2,158,713 shares of Class A common stock subject to outstanding options that are exercisable within 60 days of April 1, 2024 held by Ms. Hartz, (x) 47,194 shares of Class A common stock subject to outstanding options that are exercisable within 60 days of April 1, 2024 held by Mr. Hartz, and (x) 130,014 shares of Class A common stock underlying unvested RSUs that will vest within 60 days of April 1, 2024 held by Ms. Hartz.
(3)Consists of (i) 53,930 shares of Class A common stock and (ii) 44,466 shares of Class A common stock subject to outstanding options that are exercisable within 60 days of April 1, 2024.
(4)Consists of 1,819 shares of Class A common stock.
(5)Consists of (i) 63,289 shares of Class A common stock, (ii) 47,194 shares of Class A common stock subject to outstanding options that are exercisable within 60 days of April 1, 2024, (iii) 76,591 shares of Class B common stock and (iv) 50,000 shares of Class B common stock subject to outstanding options that are exercisable within 60 days of April 1, 2024.
(6)Consists of (i) 57,80 shares of Class A common stock, (ii) 47,194 shares of Class A common stock subject to outstanding options that are exercisable within 60 days of April 1, 2024 and (iii) 264,319 shares of Class B common stock subject to outstanding options that are exercisable within 60 days of April 1, 2024.
(7)Consists of (i) 1,443 shares of Class A common stock held by Ms. Underwood and (ii) 6,852 shares of Class A common stock subject to outstanding options that are exercisable within 60 days of April 1, 2024.
(8)Consists of (i) 24,346 shares of Class A common stock, and (ii) 20,926 shares of Class A common stock subject to outstanding options that are exercisable within 60 days of April 1, 2024.
(9)Consists of (i) 357,836 shares of Class A common stock, (ii) 88,180 shares of Class A common stock underlying unvested RSUs that will vest within 60 days of April 1, 2024, and (iii) 1,041,654 shares of Class A common stock subject to outstanding options that are exercisable within 60 days of April 1, 2024.
(10)Consists of (i) 91,797 shares of Class A common stock (ii) 74,262 shares of Class A common stock subject to options that are exercisable within 60 days of April 1, 2024, and (ii) 31,586 shares of Class A common stock underlying unvested RSUs that will vest within 60 days of April 1, 2024.
(11)Consists of (i) 232,811 shares of Class A common stock, (ii) 828,178 shares of Class A common stock subject to options that are exercisable within 60 days of April 1, 2024 and (iii) 101,122 shares of Class A common stock underlying unvested RSUs that will vest within 60 days of April 1, 2024.
(12)Consists of (i) 179,039 shares of Class A common stock, (ii) 153,124 shares of Class A common stock that are subject to options that are exercisable within 60 days of April 1, 2024, and (iii) 44,722 shares of Class A common stock underlying unvested RSUs that will vest within 60 days of April 1, 2024, (iv) 10,500 shares of Class B common stock.
(13)Consists of (i) 1,730,975 shares of Class A common stock beneficially owned by our current directors and executive officers, (ii) 395,624 shares of Class A common stock underlying unvested RSUs that will vest within 60 days of April 1, 2024, (iii) 4,457,033 shares of Class A common stock subject to outstanding options that are exercisable within 60 days of April 1, 2024, (iv) 9,898,984 shares of Class B common stock beneficially owned by our current directors and executive officers and (v) 4,819,255 shares of Class B common stock subject to outstanding options that are exercisable within 60 days of April 1, 2024.
(14)Consists of 4,425,760 shares of Class A common stock beneficially owned by each of (i) Wellington Management Group LLP, Wellington Group Holdings LLP and Wellington Investment Advisors LLP and (ii) includes 4,288,988 shares owned by Wellington Management Company LLP its based solely on a Schedule 13G filed with the SEC on February 8, 2024. Each of Wellington Management Group LLP, Wellington Group Holdings LLP and Wellington Investment Advisors LLP reported that it has sole voting or dispositive power over 0 shares of Class A common stock, shared voting power over 3,895,115 shares of Class A common stock and shared dispositive power over 4,415,760 shares of Class A common stock. Wellington Management Company LP reported that it has sole voting or dispositive power over 0 shares of Class A common stock, shared voting power over 3,884,703 shares of Class A common stock and shared dispositive power over 4,288,988 shares of Class A common stock. The principal business address for these Wellington entities is 280 Congress Street, Boston, MA 02210.
(15)Consists of 4,642,705 shares of Class A common stock beneficially owned by each of American Century Investment Management, Inc., American Century Companies, Inc., and Stowers Institute for Medical Research, and includes 3,595,705 shares of Class A common stock as to which each of them claims sole voting power and 4,642,040 shares of Class A common stock as to which each of them claims sole dispositive power, in each case based solely on a Schedule 13G filed with the SEC on February 12, 2024. The principal business address for these entities is 4500 Main Street, 9th Floor, Kansas City, Missouri 64111.
(16)Consists of (i) 3,755,613 shares of Class B common stock held by Sequoia Capital U.S. Venture 2010 Fund, L.P. (SC USV 2010), (ii)589,268] shares of Class B common stock held by Sequoia Capital U.S. Venture 2010 Partners Fund (Q), L.P. (SC USV 2010 PFQ), (iii) 118,972 shares of Class B common stock held by Sequoia Capital U.S. Venture 2010 Partners Fund, L.P (SC USV 2010 PF), (iv) 431,359 shares of Class B common stock held by Sequoia Capital U.S. Growth Fund VII, L.P. (SC USGF VII), and (v) 40,093 shares of Class B common stock held by Sequoia Capital U.S. Growth VII Principals Fund, L.P (SC USGF VII PF). SC U.S. Venture 2010 Management, L.P. (SC USV 2010 MGMT) is the general partner of each of SC USV 2010, SC USV 2010 PFQ and SC USV 2010 PF. As a result, SC USV 2010 may be deemed to share voting and dispositive power with SC USV 2010, SC USV 2010 PFQ and SC USV 2010 PF. SC U.S. Growth VII Management, L.P. (SC USG VII MGMT) is the general partner of SC USGF VII and SC USGF VII PF. As a result, SC USG VII MGMT may be deemed to share voting and dispositive power with SC USGF VII and SC USGF VII PF. SC US (TTGP), LTD (SC US TTGP) is the general partner of each of SC USV 2010 MGMT and SC USG VII MGMT As a result, SC US (TTGP) may be deemed to share voting and dispositive power with respect to the shares

68	2024 Proxy Summary Statement	Eventbrite

Security Ownership of Certain Beneficial Owners, Directors and Management
held by the SC USV 2010 MGMT and SC USG VII MGMT The aforesaid beneficial ownership information is based solely on Schedule 13G/A filed with the SEC on February 14, 2024. The principal business address of each of these entities is 2800 Sand Hill Road, Suite 101, Menlo Park, California 94025.
(17)Represents 6,914,894 shares of Class A common stock beneficially owned by BlackRock, Inc. and its subsidiaries, based solely on Schedule 13G/A filed with the SEC on January 25, 2024. BlackRock, Inc. reported that it has sole voting power over 6,758,387 shares of Class A common stock and sole dispositive power over 6,914,894 shares of Class A common stock. The principal business address for BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.
(18) Represents 8,053,495 shares of Class A common stock beneficially owned by The Vanguard Group and its subsidiaries, based solely on a Schedule 13G/A filed with the SEC on February 13, 2024. The Vanguard Group reported that it has shared voting power over 135,786 shares of Class A common stock, sole dispositive power over 7,840,036 shares of Class A common stock and shared dispositive power over 213,459 shares of Class A common stock. The principal business address for The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.
Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires our directors and executive officers and persons who own more than 10% of our common stock, to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership. To our knowledge, based solely on a review of the copies of Forms 3, 4 and 5, and amendments thereto filed with the SEC, and written representations that no such forms were required, we believe that for fiscal 2023, all required reports were filed on a timely basis under Section 16(a), except (i) the initial Form 3 for Ted Dworkin, filed ten days late, (ii) a Form 4 for each of Mmes. Fan, Hartz and Taylor and Messrs. Hartz, Sagi and Baker filed one day late due to administrative error and (iii) a Form 4 for each of Mmes. Hartz, Lauder, Manchon and Riley and Messrs. Hartz, Moriarty and Tomlinson filed one day late due to administrative error.

Eventbrite	2024 Proxy Summary Statement	69

Additional Information
Information Requests
Our 2023 Annual Report is available free of charge on our website at https://investor.eventbrite.com and is available from the SEC at its website at www.sec.gov. You may also request a free copy of our 2023 Annual Report by sending a written request to Investor Relations, Eventbrite, Inc., 95 Third Street, 2nd Floor, San Francisco, California 94103.
Other Business
We do not know of any other business that may be presented at the Annual Meeting. If any other matters are properly presented at the Annual Meeting, the persons named on the proxy card will have discretion to vote on the matters in accordance with their best judgment.
In connection with our annual meeting of shareholders in 2025, we intend to file a proxy statement and a WHITE proxy card with the SEC in connection with our solicitation of proxies for that meeting.

70	2024 Proxy Summary Statement	Eventbrite

Appendix A
ARTICLE XI
To the fullest extent permitted by the DGCL, as it presently exists or may hereafter be amended from time to time, an officer of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of any fiduciary duties as an officer. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of officers, then the liability of an officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.
Neither any amendment nor repeal of this Article XI, nor the adoption of any provision of the Corporation’s Amended and Restated Certificate of Incorporation inconsistent with this Article XI, shall eliminate or reduce the effect of this Article XI in respect of any matter occurring, or any cause of action, suit or proceeding accruing or arising or that, but for this Article XI, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

Eventbrite	2024 Proxy Summary Statement	A-1

eventbrite

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/EB2024**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V36833-P05099

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

EVENTBRITE, INC.

The Board of Directors recommends you vote FOR each of the following nominees for director:

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Pilar Manchón
02) Sean Moriarty
03) Naomi Wheeless

The Board of Directors recommends you vote FOR the following proposals:

NOTE: The proxies may vote in their discretion upon any other matters as may properly come before the meeting or any adjournments, continuations or postponements thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

V36834-P05099

EVENTBRITE, INC.
Annual Meeting of Shareholders
June 6, 2024, 8:00 a.m. Pacific Time
This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Julia Hartz, Charles Baker and Julia Taylor, or any of them, as proxies and attorneys-in-fact, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and vote, as designated on the reverse side of this ballot, all of the shares of Class A common stock and Class B common stock of Eventbrite, Inc. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 8:00 a.m. Pacific Time, on June 6, 2024, at www.virtualshareholdermeeting.com/EB2024, and any adjournment, continuation or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted (i) FOR the election of each of the nominees for director, (ii) FOR the proposal to approve an amendment to the Company's Amended and Restated Certificate of Incorporation to limit monetary liability of certain officers as permitted by law, (iii) FOR the ratification of Moss Adams LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2024, (iv) FOR the approval, on a non-binding advisory basis, of the compensation of our named executive officers, and (v) in the discretion of the proxies, upon any other matters as may properly come before the meeting or any adjournment, continuation or postponement thereof.

Continued and to be signed on reverse side